Execution Version

SHARE PURCHASE AGREEMENT

2071827 ALBERTA LTD.
- and -
CAMARY HOLDINGS LTD.
- and -
ROCOR HOLDINGS LTD.

October 3, 2017

TABLE OF CONTENTS
Page
ARTICLE I INTERPRETATION2
1.1Defined Terms    2
1.2Knowledge    12
1.3Disclosure Letter    12
1.4Governing Law    12
1.5Currency    12
1.6Interpretation Not Affected by Headings or Party Drafting    12
1.7Certain Phrases    13
1.8Number and Gender    13
1.9Statutes    13
ARTICLE II PURCHASE AND SALE TERMS13
2.1Purchase and Sale    13
2.2Purchase Price    13
2.3Payment of Estimated Purchase Price    14
2.4Deposit    14
2.5Final Closing Statement    15
2.6Post-Closing Purchase Price Adjustments    16
2.7Section 56.4 Election    17
2.8Allocation of Purchase Price    17
2.9Employee Share Agreements    18
2.10Real Property Agreement    18
2.11Net Tax Refunds    18
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE VENDORS18
3.1Corporate Status and Qualifications    18
3.2Corporate Authorization and Approval    19
3.3Execution and Binding Obligation    19
3.4No Conflict with Constating Documents, Authorizations and Laws    19
3.5No Conflict with Contracts    20
3.6Required Authorizations    20
3.7Required Contractual Consents and Approvals    20
3.8Authorized and Issued Capital    20
3.9No Other Purchase Agreements or Commitments for Securities    21
3.10Shareholders' Agreements, etc.    21
3.11Corporate Records    21
3.12Filings    22
3.13Subsidiaries and Other Interests    22
3.14Partnerships or Joint Ventures    22
3.15Financial Statements    22
3.16Financial Records    23
3.17No Liability    23
3.18Off-Balance Sheet Arrangements    23
3.19Indebtedness    23
3.20Accounts Receivable    23
3.21Banks Accounts and Safety Deposit Boxes    23
3.22Conduct of Business in the Ordinary Course    24
3.23Authorizations    26
3.24Compliance with Laws    27

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3.25Compliance with Anti-Corruption Laws    27
3.26Compliance with Anti-Money Laundering Laws    27
3.27Compliance with Economic Sanctions / Trade Laws    27
3.28Title to Assets    28
3.29Sufficiency of Assets    28
3.30Condition of Assets    28
3.31Operation of Assets    28
3.32No Other Purchase Agreements or Commitments for Assets    28
3.33No Outstanding Acquisitions    29
3.34Leases of Personal Property    29
3.35Leases of Real Property    29
3.36Owned Real Property    30
3.37Work Orders and Deficiencies    30
3.38Material Contracts    31
3.39Material Contracts in Good Standing    32
3.40Other Contracts in Good Standing    32
3.41Intellectual Property    33
3.42Employees    35
3.43Employment Agreements    36
3.44Labour Matters and Employment Standards    36
3.45Employee Benefit and Pension Plans    37
3.46Tax Matters    38
3.47Environmental Matters    40
3.48Customers and Suppliers    41
3.49Warranties and Claims    42
3.50Inventory    42
3.51Litigation    42
3.52Insurance    43
3.53Privacy Laws and Transferred Information    43
3.54Non-Arm's Length Matters    44
3.55Government Assistance    44
3.56Competition Act    44
3.57No Solvency or Reorganization Proceedings    45
3.58Brokerage and Finder's Fees    45
3.59Canadian Real Property    45
3.60Authority and Approval of Vendors    46
3.61Execution and Binding Obligation of Vendors    46
3.62Required Authorizations and Consents of Vendors    46
3.63Vendors' Ownership of Purchased Shares    46
3.64No Conflict with Constating Documents, Contracts, Authorizations and Laws    46
3.65No Other Agreements to Purchase from Vendors    47
3.66Residence of Vendors    47
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER47
4.1Corporate Status and Authorization and Approval    47
4.2Execution and Binding Obligation    47
4.3No Conflict with Constating Documents, Authorizations, Contracts and Laws    48
4.4Required Authorizations    48
4.5Competition Act    48
ARTICLE V SURVIVAL OF REPRESENTATIONS AND WARRANTIES48
5.1Survival of Representations and Warranties of the Vendors    48
5.2Survival of Representations and Warranties of the Purchaser    49

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ARTICLE VI COVENANTS OF THE PARTIES49
6.1Access    49
6.2Conduct of Business During the Interim Period    50
6.3Notice of Untrue Representation or Warranty or Material Adverse Change    52
6.4Actions to Satisfy Closing Conditions    53
6.5Transfer of Purchased Shares    53
6.6Request for Consents    53
6.7Transfer of Personal Information    53
6.8Confidentiality    54
6.9Escrow Agreement    54
6.10Tax Returns    54
6.11Canadian Real Property    55
6.12R&W Insurance Policy    55
6.13Commercial General Liability Insurance    55
6.14Non-Competition Agreements    55
6.15Board Representation    55
6.16Interim Financial Statements    55
6.17Financing Cooperation    55
6.18Amalgamation    56
6.19Severance Obligations    57
6.20No Actions Taken to Affect the Bump    57
ARTICLE VII CONDITIONS57
7.1Conditions to the Obligations of the Purchaser    57
7.2Waiver or Termination by Purchaser Upon Unfilled Condition    59
7.3Conditions to the Obligations of the Vendors    59
7.4Waiver or Termination by Vendors Upon Unfilled Condition    60
ARTICLE VIII CLOSING PROCESS AND DELIVERABLES60
8.1Date, Time and Place of Closing    60
8.2Closing Deliverables    60
ARTICLE IX INDEMNIFICATION62
9.1Indemnity by the Vendors    62
9.2Indemnity by the Purchaser    62
9.3Limitations to Indemnity by the Vendors    63
9.4Other Limitations on Liability    63
9.5Provisions Relating to Indemnity Claims    65
9.6Materiality    67
ARTICLE X TERMINATION67
10.1Rights of Termination    67
10.2Effect of Termination    68
ARTICLE XI GENERAL PROVISIONS69
11.1Announcements    69
11.2Further Assurances    69
11.3Dispute Resolution and Submission to Jurisdiction    69
11.4No Shop    69
11.5Time of the Essence    69
11.6Remedies Cumulative    69
11.7Notices    70
11.8Counterparts    71

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11.9Expenses    72
11.10Successors and Assigns    72
11.11Third-Party Beneficiaries    72
11.12Entire Agreement    72
11.13Waiver    72
11.14Amendments    72
11.15Severability    73
11.16Non-Merger    73

SHARE PURCHASE AGREEMENT
THIS AGREEMENT (the "Agreement") is made as of October 3, 2017,
BETWEEN:
CAMARY HOLDINGS LTD., a body corporate incorporated under the laws of the Province of Alberta
("Camary")
AND:
ROCOR HOLDINGS LTD., a body corporate incorporated under the laws of the Province of Alberta
("Rocor" and collectively with Camary, the "Vendors")
AND:
2071827 ALBERTA LTD., a body corporate incorporated under the laws of Alberta.
(the "Purchaser")
WHEREAS:

A.
The Vendors are the registered and beneficial owners of the Vendors’ Shares, which represent all of the issued and outstanding shares in the capital of the Corporation other than the Employee Shares, which are owned by the Employee Shareholders;

B.	The Corporation is in the business of the development, design and production of heating and filtration solutions for industrial and hazardous area applications (the "Business");

C.
The Purchaser wishes to purchase from the Vendors, and the Vendors wish to sell to the Purchaser, the Vendors’ Shares (as defined below) on the terms and conditions set out in this Agreement (the "Acquisition");

D.
Concurrently with the execution of this Agreement, the Purchaser will enter into agreements with each of the Employee Shareholders, whereby the Employee Shareholders will agree to sell and the Purchaser will agree to purchase, concurrently with the purchase and sale of the Vendors’ Shares, all of the Employee Shares; and

E.
At Closing, the Purchaser will enter into an agreement with WPP whereby WPP will agree to sell to the Purchaser, concurrently with the purchase and sale of the Vendors’ Shares, all of the Canadian Real Property.

NOW THEREFORE, in consideration of the respective covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:
Article I
INTERPRETATION

1.1	Defined Terms
Whenever used in this Agreement or the Disclosure Letter, the following terms have the following meanings:
"2016 Reorganization" means all of the transactions undertaken by EmployeeCo, the Corporation, Camary and Rocor in any way connected to the series of transactions that involved the wind-up of the CCI Partnership, including but not limited to any transfers of property, redemptions of shares and payments of dividends between these parties;
"Accounts Receivable" means all accounts receivable, trade receivables, book debts and other amounts due or accruing due to the Corporation and its Subsidiaries, less any allowance or reserve for doubtful accounts, calculated in accordance with GAAP;
"Acquisition" has the meaning set out in Recital C;
"Aircraft" has the meaning set out in 7.1(h).
"Aircraft Employees" has the meaning set out in 9.4(c)(iv);
"Affiliate" means any Person which, directly or indirectly, controls, is controlled by or is under common control with another Person, and for the purpose of this definition, "control" (including with correlative meanings, the terms "controlled by" or "under common control") means the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of voting securities, by contract or otherwise;
"Ancillary Agreements" means, collectively, the Employee Share Agreements, Real Property Agreement, Executive Employment Agreements, Management Employment Agreements, Non-Competition Agreements and Escrow Agreement;
"Anti-Corruption Laws" means: (a) the Foreign Corrupt Practices Act of 1977 (United States); (b) the Corruption of Foreign Public Officials Act (Canada); (c) the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997; and (d) such other applicable anti-corruption or anti-bribery Laws issued, administered or enforced by any Governmental Authority;
"Anti-Money Laundering Laws" means the applicable anti-money laundering Laws issued, administered or enforced by any Governmental Authority, including the (a) Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (b) Patriot Act of 2001 (Pub. L. No. 107-56) (United States); (c) Money Laundering Control Act of 1986 (United States), as amended; and (d) U.S. Currency and Foreign Transaction Reporting Act of 1970;
"Arm's Length" shall be determined in accordance with the terms of the Tax Act;
"Assets" means all of the Corporation's property and assets of every nature and kind, wherever located;
"Authorization" means, with respect to any Person, any order, approval, consent, waiver, license, permit (including Environmental Permits), registration, clearance, qualifications or similar authorization of or by any Governmental Authority having jurisdiction over such Person;
"Benefit Plans" has the meaning set out in Section 3.45;
"BNAS 2011 Transaction" means the transaction for the sale of goods described in Section 9.4(c)(iii) of the Disclosure Letter.
"Buildings and Fixtures" means all buildings, structures, systems used in any building or structure, and fixtures located on the Leased Premises and Owned Real Properties;
"Business" has the meaning as set out in Recital B;
"Business Day" means any day other than a day which is a Saturday, a Sunday or a day on which banks in Edmonton, Alberta or San Marcos, Texas are generally not open for business;
"Canadian Real Property " means the real property set out in Section 1.1A of the Disclosure Letter;
"CCI Partnership" means the predecessor entity to the Corporation, which was dissolved following a 2016 reorganization whereby the Corporation became the sole remaining partner;
"Closing" has the meaning set out in Section 8.1;
"Closing Date" means: (a) the later of: (i) October 30, 2017; and (ii) the date that is five Business Days following the day on which the last of the conditions to Closing as set out in Article VII has been satisfied or waived by the appropriate Party, or (b) such earlier or later date as the Parties may agree upon in writing, but in no event later than the Outside Date;
"Closing Time" means 10:00 a.m. (Mountain Daylight Time) on the Closing Date;
"Commissioner" means the Commissioner of Competition appointed under the Competition Act or any Person authorized to exercise the powers and perform the duties of the Commissioner of Competition;
"Competing NDAs “has the meaning set out in Section 3.38(m);
"Competition Act" means the Competition Act, R.S.C. 1985, c. C-34;
"Condition" means, with respect to any Person, the condition of the assets, liabilities, operations, activities, earnings, prospects, affairs and financial position of that Person;
"Confidentiality Agreement" means the Confidentiality Agreement dated April 28, 2017 between the Corporation and Purchaser attached as Section 1.1B of the Disclosure Letter;
"Confidential Information" shall be broadly construed to mean all information that the Vendors or the Corporation provide to Purchaser or that the Purchaser provides to the Corporation or the Vendors in connection with the Acquisition whether or not disclosed and/or received before or after the date of this Agreement (for purposes of this paragraph only, the Party receiving Confidential Information shall be referred to as the "Recipient" and such other Party shall be referred to as the "Disclosing Party"), and regardless of the form or manner (including, without limitation, whether written, oral, or disseminated by electronic means) in which the information is communicated to the Recipient. Without limiting the generality of the foregoing, any idea, finding, research, data, specification, process, technique, algorithm, know-how, invention, design, plan, drawing, sketch, product schematic, document, manual, report, study, photograph, sample, program, source code, prototype, supply or distribution arrangement, customer list, price list, product description, business method, business plan, marketing plan or financial information of the Disclosing Party or of any of its Affiliates, together with any information that describes or relates in any way to the composition, process, manufacture, design or operation of the Products (as defined below) and all documents or materials prepared by or on behalf of the Recipient containing, based on, generated or derived, in whole or in part, from any such information, shall be deemed to be Confidential Information irrespective of the form or manner of its communication or whether it has been designated "Confidential Information." Notwithstanding the foregoing, the term "Confidential Information" as used herein shall not include, and this Agreement shall not be construed as restricting the Recipient's right to disclose or use for any purpose, any information: (a) that, at the time of disclosure or thereafter, is publicly available other than as a result of its disclosure by the Recipient; (b) at the time of disclosure and as shown by written records, was already known by the Recipient without a breach of the Recipient’s obligations under this Agreement; (c) was or becomes available to the Recipient on a non-confidential basis from a person not otherwise bound by a confidentiality agreement with the Disclosing Party and without breach of the Recipient’s obligations under this Agreement; or (d) is independently developed by the Recipient (as evidenced by its written records) without violation of any rights that the Disclosing Party may have in such information, including without limitation any rights or protections inuring to the benefit of the Disclosing Party pursuant to this Agreement. For the purposes of this paragraph, "Products" shall mean all products and technologies developed, manufactured or marketed from time to time by the Disclosing Party, together with any component thereof, and any products, devices, theories or applications of any of the foregoing, or deriving from such product, whether or not patented or patentable, together with all technology and know-how associated therewith, and is intended to be broadly construed.
"Contract" means any legally binding oral or written contract, agreement, arrangement, indenture, transaction, lease, license, deed of trust, sales order, purchase order, instrument, understanding, undertaking or other commitment;
"Corporate Records" has the meaning set out in Section 3.11;
"Corporate Intellectual Property" has the meaning set out in Section 3.41(a)(i);
"Corporation" means CCI Thermal Technologies Inc., a body corporate incorporated under the laws of Alberta;
"Current Assets" means the Corporation’s Accounts Receivable, Inventory, prepaid expenses, deposits, and income, sale and other tax receivables, in each case calculated in accordance with GAAP and applied on a basis consistent with past practice, but excluding: (a) cash and cash equivalents, to the extent such amounts exceed $2,000,000 in aggregate; (b) Accounts Receivable from Related Parties; (c) prepaid income taxes; and (d) deferred Tax assets;
"Current Liabilities" means accounts payable, accrued liabilities, bonuses payable, taxes payable, deferred revenue, and other accrued liabilities of the Corporation, in each case calculated in accordance with GAAP and applied on a basis consistent with past practice, but excluding: (a) corporate taxes payable; (b) accounts payable from Related Parties; and (e) any amounts treated as Vendors’ Transaction Expenses;
"Disclosure Letter" means the written disclosure letter delivered by the Vendors to the Purchaser and dated the date of this Agreement;
"Dispute" has the meaning set out in Section 11.3;
"Economic Sanctions/Trade Laws" means all applicable Laws relating to anti-terrorism, the importation of goods, export controls, economic restrictions or sanctions, trade embargoes, and other similar restrictive measures imposed by a Governmental Body, including (a) the U.S. Department of State, the U.S. Department of Commerce and the U.S. Treasury Department (including the Office of Foreign Assets Control ("OFAC")); (b) the United Nations; and (c) prohibited or restricted international trade and financial transactions and lists maintained by any applicable Governmental Authority;
"Employee Share Agreements" means the agreements to be entered into concurrently with this Agreement for the purchase by the Purchaser from the Employees of the Employee Shares;
"Employee Shareholders" means all the shareholders of the Corporation other than the Vendors as identified in Section 3.8 of the Disclosure Letter;
"Employee Shares" means the 599,550 Class “B” Common Shares and 154,812 Class “C” Common Shares in the capital of the Corporation owned by the Employee Shareholders, as more particularly identified in Section 3.8 of the Disclosure Letter;
"EmployeeCo" means CCI Thermal Technologies Employee Inc., a predecessor by amalgamation of the Corporation which was, at the time of amalgamation, a body corporate incorporated under the laws of Alberta;
"Encumbrances" means mortgages, charges, pledges, security interests, liens, encumbrances, actions, options, rights and claims, adverse interests, acquisition rights of the Vendors or Third Parties, demands and equities of any nature, whatsoever or howsoever arising, and any rights or privileges capable of becoming any of the foregoing;
"Environment" means the natural components of the earth and includes: (a) air, land and water; (b) all layers of the atmosphere; (c) all organic and inorganic matter and living organisms; and (d) the interacting natural systems that include components referred to in subsections (a) to (c) of this definition;
"Environmental Laws" means all Laws, now or hereafter in force or existence in Canada, the United States and elsewhere (whether federal, provincial, territorial, state, municipal or local, including any requirement or obligation under the common law), relating to the protection and preservation of the Environment, occupational health and safety, product safety, product liability, or the sale, handling, storage, discharge, Release or transportation of Hazardous Substances that are applicable to the Corporation;
"Environmental Permits" includes all orders, permits, certificates, approvals, consents, registrations and licenses issued by any Governmental Authority under Environmental Laws;
"Escrow Agent" means Miller Thomson LLP;
"Escrow Agreement" means the escrow agreement to be executed concurrently with this Agreement between the Escrow Agent, the Purchaser and the Vendors in the form as set out in Section 1.1C of the Disclosure Letter;
"Estimated Closing Statement" has the meaning set out in Section 2.2(c);
"Estimated Purchase Price" has the meaning set out in Section 2.2(c);
"Executive Employment Agreements" means the employment agreements to be dated as of the Closing Date between the Corporation (on the one hand) and each of the individuals listed on Section 1.1D of the Disclosure Letter (on the other hand) in such form to be mutually agreed upon prior to Closing;
"Final Closing Statement" has the meaning set out in Section 2.5(a);
"Final Purchase Price" has the meaning set out in Section 2.6(a);
"Financial Adjustment Time" means 11:59 p.m. on the day preceding the Closing Date;
"Financial Statements" means collectively the FY16 Audited Financial Statements and the FY17 Unaudited Financial Statements;
"Financing" means any and all financing required by Purchaser to enable its payment of the balance of the Purchase Price to the Vendors in cash at the Closing Time.
"Financing Commitment Letter" means the commitment letter, dated as of the date of this Agreement, by and among the Purchaser and the lenders, arrangers and agents party thereto, together with all exhibits, schedules, annexes and amendments thereto.
"Financing Sources" means the financing sources providing and/or arranging the Financing and shall include, for the avoidance of doubt, the financing sources party to the Financing Commitment Letter and any of their respective former, current, or future general or limited partners, direct or indirect shareholders or equityholders, managers, members, directors, officers, employees, Affiliates, representatives or agents or any former, current or future general or limited partner, direct or indirect shareholder or equityholder, manager, member, director, officer, employee, Affiliate, representative or agent of any of the foregoing.
"Fundamental Representations and Warranties" has the meaning set out in Section 5.1(c);
"FY16 Audited Financial Statements" means the audited financial statements of the Corporation as at and for the fiscal year ended July 31, 2016 a copy of which is set out in Section 3.15(A) of the Disclosure Letter.
"FY17 Audited Financial Statements" means the audited financial statements of the Corporation as at and for the fiscal year ended July 31, 2017, a copy of which will be delivered to the Purchaser prior to Closing.
"FY17 Unaudited Financial Statements" means the unaudited financial statements of the Corporation as at and for the fiscal year ended July 31, 2017 a copy of which is set out in Section 3.15(B) of the Disclosure Letter.
"GAAP" means the generally accepted accounting principles for private enterprises (commonly referred to as ASPE) as set out in Part II of the CPA Canada Handbook – Accounting, as applicable, at the relevant time applied on a consistent basis;
"Governmental Authority" means any: (a) multinational, federal, provincial, territorial, state, municipal, local or other government, governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign; (b) subdivision or authority of any of the foregoing; (c) stock-exchange; or (d) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;
"Government Assistance Programs" has the meaning set out in Section 3.55;
"Hazardous Substance" means any pollutant, substance, dangerous substance, toxic substance, hazardous material, hazardous substance, waste, hazardous waste, dangerous good or contaminant, whether natural or artificial, including any other material or substances as defined in or regulated by any Environmental Law now or hereafter in effect and including all breakdown substances, including asbestos, lead, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas or synthetic fuels), polychlorinated biphenyls, radon gas and other radioactive materials;
"Hovey Litigation" means Hovey Industries (2005) Inc. and 6369081Canada Inc. v. CCI Thermal Technologies Inc. and Gregor Harris filed in the Ontario Superior Court of Justice in July 2017 and any other claim or proceeding related to the subject matter thereof.
"Indemnified Party" means any of the Vendors' Indemnified Parties or the Purchaser's Indemnified Parties;
"Indemnifying Party" has the meaning set out in Section 9.5(a);
"Indemnity Claim" has the meaning set out in Section 9.5;
"Independent Accountant" means an accounting firm of recognized national standing in Canada which is independent of the Parties and appointed by the mutual agreement of the Parties. If the Parties are unable to agree on the Independent Accountant within the prescribed time period then the Independent Accountant will be Ernst & Young or, in the event of a conflict, PricewaterhouseCoopers;
"Intellectual Property" means any and all intellectual property (whether foreign or domestic, registered or unregistered) owned by the Corporation including: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and re-examinations thereof; (b) all trademarks, trade-names, trade dress, logos, business names, corporate names, domain names, uniform resource locators (URL's) and the internet websites related thereto, and including all goodwill associated therewith and all applications, registrations and renewals in connection therewith; (c) all copyrightable works of authorship, all copyrights and all applications, registrations and renewals in connection therewith; (d) all designs, industrial designs, design patents and all applications, registrations and renewals in connection therewith; (e) all proprietary or technical information, including all trade secrets, processes, procedures, know-how, show-how, formulae, methods, data, compilations, databases and the information contained therein, together with all business and financial information relating to the Corporation; (f) all computer software (including all source code, object code and related documentation); and (g) any industrial or intellectual property that may exist, arise or be embodied in those items set out in Section 3.41 of the Disclosure Letter, together with: (i) all copies and tangible embodiments of the foregoing referred to in subsections (a) to (g) (in whatever form or medium); (ii) all improvements, modifications, translations, adaptations, refinements, derivations and combinations thereof; and (iii) all Intellectual Property Rights related thereto;
"Intellectual Property Rights" means any right or protection existing from time to time in a specific jurisdiction, whether registered or not, under any patent law or other invention or discovery law, copyright law, performance or moral rights law, trade-secret law, confidential information law, trade-mark law, trade-name law, unfair competition law or other industrial, intellectual property or similar laws (including legislation by competent Governmental Authorities and judicial decisions under common law or equity);
"Interim Financial Statements" means the unaudited, non-consolidated financial statements of the Corporation for each completed one-month period from August 1, 2017 through the Closing Date;
"Interim Period" means the period from and including the date of this Agreement and ending as at the Closing Time;
"Inventory" has the meaning set out in Section 3.50;
"I.P. Licenses" has the meaning set out in Section 3.41(c)(i);
"Laws" means the general principles of common law, civil law and equity, and all applicable: (a) laws, statutes, codes, ordinances, decrees, treaties, resolutions, rules, regulations and municipal by-laws; (b) regulatory judgments, orders, decisions, rulings or awards of any Governmental Authority; and (c) to the extent they have the force of law, any policies, guidelines and notices of any Governmental Authority, as from time to time in force and effect and whether binding on or affecting the Person referred to in the context in which the word is used;
"Leased Premises" has the meaning set out in Section 3.35;
"Legal Proceeding" means any litigation, action, suit, prosecution, audit, investigation, hearing, inquiry, claim, demand, formal grievance, notice of non-compliance or defect, citation, directive, legal charge, arbitration proceeding or other legal notice or legal proceeding, judgment, order or decree, and includes any appeal or review and any application for appeal or review of any of the foregoing;
"Letter of Intent" means the letter of intent dated August 22, 2017 between the Vendors and the Purchaser, as may from time to time be amended or extended;
"Liabilities" means obligations, liabilities, debts, claims, actions, settlement payments, indemnities, awards, judgments, fines, penalties, interest, damages, losses, all Taxes, costs (including remediation costs) and expenses (including reasonable fees, charges and disbursements of legal counsel, consultants, expert witnesses, accountants and other professionals and including any other costs incurred in investigating, defending or pursuing any Legal Proceeding), deficiencies and other charges, whether accrued, absolute, contingent or otherwise;
"Losses" means any losses, damages, liabilities, injuries, costs, penalties, fines, awards or expenses (including reasonable legal expenses) or deficiencies of any kind or nature, whether direct or indirect suffered or incurred by an Indemnified Party excluding any such losses, damages, etc., that are not reasonably foreseeable as of the date of this Agreement by the Indemnifying Party except where awarded against an Indemnified Party pursuant to a Third Party Claim, in which case such losses, damages, etc., will be included;
"Management Employment Agreements" means the employment agreements to be dated as of the Closing Date between the Corporation (on the one hand) and each of the individuals listed on Section 1.1E of the Disclosure Letter (on the other hand) in such form to be mutually agreed upon prior to Closing;
"Material Adverse Change" means any change, effect, fact, circumstance, occurrence or event that, individually or in the aggregate, is, or could reasonably be expected to be, materially adverse to the Business, operations, assets, properties, cash flow, earnings, liabilities, capitalization, condition (financial or otherwise) or prospects of the Corporation;
"Material Contracts" has the meaning set out in Section 3.38;
"Non-Competition Covenants" has the meaning set out in Section 2.7;
"Non-Competition Agreements" means the non-competition and non-solicitation agreements to be dated as of the Closing Date between each of the individuals and entities listed on Section 6.14 of the Disclosure Letter (on the one hand) and the Purchaser (on the other hand) each to be for the duration set forth across from his/her/its name and in such form to be mutually agreed upon prior to Closing;
"Notice" has the meaning set out in Section 11.7(a);
"Objection" has the meaning set out in Section 2.5(b);
"Ordinary Course" means with respect to an action taken by any Person, that such action is consistent in nature and scope with the past practices of such Person, and is taken in the ordinary course of the normal day-to-day operations of the business of such Person;
"Outside Date" means November 30, 2017;
"Owned Real Property" has the meaning set out in Section 3.36;
"Parties" means the Purchaser and the Vendors;
"Permitted Encumbrances" means the Encumbrances set out in Section 1.1F of the Disclosure Letter;
"Person" includes any individual, corporation, limited liability company, unlimited liability company, body corporate, partnership, limited partnership, limited liability partnership, firm, joint venture, syndicate, association, capital venture fund, trust, trustee, executor, administrator, legal personal representative, estate, government, Governmental Authority and any other form of entity or organization, whether or not having legal status;
"Personal Information" means information about an identifiable individual that is regulated by Privacy Laws and collected, used or disclosed by the Corporation, but does not include the individual’s name, position name or title, work address, work telephone number, work fax number or work electronic address;
"Personal Property Leases" has the meaning set out in Section 3.33;
"Privacy Laws" means all Laws relating to the collection, use, disclosure and storage of Personal Information, including the Personal Information Protection Act (Alberta) and Personal Information Protection and Electronic Documents Act (Canada);
"Pro Rata Basis" means a pro rata basis in accordance with each of the Vendors' interest in the Purchased Shares;
"Property Transfer Date" means, in respect of each parcel of real property comprising the Canadian Real Property, the date that parcel is transferred to the Corporation as contemplated by Section 6.11;
"Purchase Price" has the meaning set out in Section 2.2(a);
"Purchase Price Adjustments" has the meaning set out in Section 2.2(a);
"Purchased Shares" means all of the issued and outstanding shares in the share capital of the Corporation;
"Purchaser's Indemnified Parties" means the Purchaser and its Affiliates (including from and after the Closing Time, the Corporation) and their respective successors, assigns, directors, officers, employees and agents or any of them;
"Purchaser’s Transaction Expenses" has the meaning set out in Section 11.9;
"Purchaser's Counsel" means Bennett Jones LLP;
"Qualifying Claim" shall mean a single claim for Losses that is of a value of not less than $15,000;
"R&W Insurance Policy" has the meaning set out in Section 6.11;
"R&W Insurance Terms" means those terms as set out in Section 6.11 of the Disclosure Letter;
"Real Property Agreement" means the agreement to be entered into in connection with this Agreement for the purchase by the Purchaser from WPP of the Canadian Real Property;
"Real Property Leases" has the meaning set out in Section 3.35;
"Related Party Obligations" means all liabilities (including amounts payable and all liabilities which are accruing but not payable) owing by the Corporation to Related Parties, including the Vendors, the officers, directors and shareholders of the Vendors and WPP;
"Related Parties" means, in reference to any Person: (a) its Affiliates, successors and permitted assigns; (b) any Person with whom the first Person does not (or is deemed to not) deal at Arm's Length; and (c) its directors;
"Release" has the meaning prescribed in any Environmental Law and includes any sudden, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction of a Hazardous Substance into the Environment;
"Representatives" means directors, officers, employees, agents, consultants, legal counsel, accountants and environmental advisors;
"Shortfall Amount" has the meaning set out in Section 2.6(a);
"Subsidiaries" has the meaning set out in Section 3.1(a) of the Disclosure Letter;
"Target Working Capital Amount" means Thirty-Three Million, Eight Hundred Ninety-Seven Thousand, Six Hundred and Thirteen Canadian Dollars ($33,897,613);
"Tax Act" means the Income Tax Act (Canada);
"Tax Returns" means all returns, reports, declarations, statements, bills, elections, notices, designations, schedules, forms or written information of, or in respect of, Taxes that are, or are required to be, filed with or supplied to any Governmental Authority;
"Taxes" means all national, federal, state, provincial, territorial, county, municipal, local or foreign taxes, duties, imposts, levies, assessments, reassessments, tariffs and other charges imposed, assessed or collected by a Governmental Authority including: (a) any gross income, net income, gross receipts, business, royalty, capital, capital gains, goods and services, value added, severance, stamp, franchise, occupation, premium, capital stock, sales and use, real property, land transfer, personal property, ad valorem, transfer, license, profits, windfall profits, environmental, payroll, employment, employer health, pension plan, anti-dumping, countervail, excise, severance, stamp, occupation, or premium tax; (b) all withholdings on amounts paid to or by the relevant person; (c) all employment insurance premiums, Canada or Québec Pension Plan premiums and any other pension plan contributions or premiums; and (d) any fine, penalty, interest, or addition to tax imposed by any Governmental Authority;
"Third Party" means any Person other than the Parties and their respective Affiliates;
"Third Party Debt" means the total sum of all operating debt, long‑term debt, vehicle loans, capital lease obligations and any other long‑term liabilities (including, in each case, the current portion thereof) of the Corporation owing to any Third Party, to the extent any such item is a "liability" in accordance with GAAP and is not otherwise captured in the calculation of Related Party Obligations;
"Third Party Claim" has the meaning set out in Section 9.5(b);
"Transferred Information" means the Personal Information to be disclosed or conveyed to the Purchaser or any of its Representatives by or on behalf of the Vendors or the Corporation in connection with the Acquisition, and includes all such Personal Information as is disclosed to the Purchaser and its Representatives during the period leading up to and including the completion of the Acquisition;
"Vendors' Counsel" means Miller Thomson LLP;
"Vendors' Indemnified Parties" means the Vendors and their respective directors, officers, employees and agents (as applicable) or any of them;
"Vendors’ Shares" means all of the issued and outstanding shares in the share capital of the Corporation legally and beneficially owned by the Vendors. For the avoidance of doubt, the Vendors’ Shares include the 6,339,016 Class "A" common shares and 10,889 Class "D" preferred shares held by the Vendors as described in Section 3.8 of the Disclosure Letter;
"Vendors’ Transaction Expenses" has the meaning set out in Section 11.9;
"Working Capital" means Current Assets less Current Liabilities as illustrated in Section 1.1H of the Disclosure Letter; and
"WPP" means Whitemud Place Properties Inc. , a body corporate incorporated under the laws of Alberta.

1.2	Knowledge
Where any fact, event or condition in this Agreement is expressly qualified by reference to the knowledge of the Vendors, such knowledge will be deemed to mean the actual conscious awareness of such fact, event or condition of the officers or directors of any of the Vendors or the actual knowledge of the officers, directors or Harold Roozen, Catherine Roozen, Bernie Moore, Chris Donnelly, Garth Wideman or Alejandro Maldonado, and the knowledge that could have been obtained by any such reasonably prudent person in the position of such Persons following a reasonable due and diligent inquiry into the relevant subject matter.
The Vendors confirm that they have made a reasonable due and diligent inquiry of such Persons as they consider necessary and advisable as to the matters that are the subject of the representations, warranties and agreements contained in this Agreement.

1.3	Disclosure Letter
The Disclosure Letter is incorporated into this Agreement and forms an integral part of the Agreement.

1.4	Governing Law
This Agreement, and, to the extent no choice of law is specified therein, the Ancillary Agreements and any documents delivered in connection with this Agreement will be governed by and construed, interpreted and enforced in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

1.5	Currency
Unless otherwise indicated, all dollar amounts referred to in this Agreement are stated in Canadian currency.

1.6	Interpretation Not Affected by Headings or Party Drafting
The division of this Agreement into Articles and Sections, and the insertion of headings are for convenience of reference only and are not to affect the construction or interpretation of this Agreement. The Parties acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement, and the Parties agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party will not be applicable in the interpretation of this Agreement.

1.7	Certain Phrases
In this Agreement:

(a)	the term "including", "includes" and "include" means "including (or includes or include) without limitation";

(b)	any reference to a specific Article or Section number refers to the specified Article or Section in this Agreement; and

(c)
with respect to calculating a period of time, time periods "within" or "following" which any act is to be done will be calculated by excluding the day on which the period commences and including the day which ends the period, and by extending the period to the next Business Day if the last day of the period is not a Business Day.

1.8	Number and Gender
In this Agreement, unless the context otherwise requires, words importing the singular number include the plural and vice versa. Words importing the use of any gender includes all genders, including the neutral gender "it".

1.9	Statutes
Unless otherwise provided for in this Agreement, any reference to statutes or regulations in this Agreement refer to such statutes or regulations as amended or replaced from time to time.
ARTICLE II
PURCHASE AND SALE TERMS

2.1	Purchase and Sale
On the terms and subject to the fulfillment of the conditions in this Agreement, at the Closing Time the Vendors agree to sell, assign and transfer the Vendors’ Shares to the Purchaser, and the Purchaser agrees to purchase the Vendors’ Shares from the Vendors, free and clear of all Encumbrances. Concurrently with the execution of this Agreement, Purchaser will enter into an agreement with each of the Employee Shareholders to purchase the Employee Shares from the Employee Shareholders, free and clear of all Encumbrances, such that Purchaser acquires all of the Purchased Shares at the Closing Time.

2.2	Purchase Price

(a)
The aggregate purchase price payable by the Purchaser to the Vendors for the sale of the Vendors’ Shares and the performance by the Vendors of their respective obligations under this Agreement shall be $204,011,283 (the "Purchase Price"), subject to the adjustments provided for in this Section 2.2.

(b)
The Purchase Price will be adjusted at the rate of Eighty-Nine and 8,857/10,000 ($0.898857) Cents for every One ($1.00) Dollar of Working Capital differential, as follows (collectively, the "Purchase Price Adjustments"):

(i)	decreased by the amount, if any, by which the Working Capital as at the Financial Adjustment Time is less than the Target Working Capital Amount; or

(ii)	increased by the amount, if any, by which the Working Capital as at the Financial Adjustment Time is greater than the Target Working Capital Amount.

(c)
The Purchase Price payable at Closing by the Purchaser to the Vendors (the "Estimated Purchase Price") will be based on the foregoing Purchase Price Adjustments and from the best estimate of the consolidated balance sheet of the Corporation as at the Financial Adjustment Time (the "Estimated Closing Statement"). The Vendors shall prepare the Estimated Closing Statement in accordance with GAAP as applied on a basis consistent with past practice (except that if past practices are inconsistent with GAAP, then GAAP takes precedence), and deliver such statement to the Purchaser not less than five days before the Closing Date. The Purchase Price will be further adjusted post-Closing pursuant to the Final Closing Statement, effective as at the Financial Adjustment Time, in accordance with Section 2.5.

(d)
The Purchaser will have the right to inspect, review and audit the financial books and records of the Corporation relevant to the preparation of the Estimated Closing Statement. The Estimated Closing Statement is subject to approval by the Purchaser before Closing, which approval may be withheld by the Purchaser if the Estimated Closing Statement is not satisfactory to the Purchaser, acting reasonably and in good faith. Failing agreement between the Parties as to the Working Capital derived from the Estimated Closing Statement, the Estimated Purchase Price payable at Closing will be the unadjusted Purchase Price.

(e)	The Vendors or the Corporation must:

(i)	pay in full and satisfy all Related Party Obligations on or before the Closing Date; and

(ii)	pay in full or direct to be paid in full all Third Party Debt on or before the Closing Date in accordance with payout letters delivered by each creditor to the Corporation or the Vendors.

2.3	Payment of Estimated Purchase Price

(a)
At Closing, the Purchaser shall pay the Estimated Purchase Price, less the Deposit and all interest earned thereon while held by the Escrow Agent, to the Vendors’ Counsel. Vendors’ Counsel will be responsible for the allocation of the Estimated Purchase Price among the Vendors on a Pro Rata Basis, as illustrated in Section 2.3(a) of the Disclosure Letter (the "Funds Flow Illustration").

(b)
All payments made by the Purchaser pursuant to this Agreement will be paid to Vendors’ Counsel, as directed in Section 2.3(b) of the Disclosure Letter (the "Remittance Instructions") by wire transfer, bank draft or other immediately available funds, for further distribution to the Vendors.

(c)	All payments made by the Vendors pursuant to this Agreement will be paid directly to Purchaser, as may be directed from time to time, by wire transfer, bank draft or immediately available funds.

2.4	Deposit
Contemporaneous with the execution and delivery of this Agreement, Purchaser shall pay to the Vendors, Five Million Canadian Dollars ($5,000,000.00) (the "Deposit") by way of wire transfer in immediately available funds to the Escrow Agent, as an earnest money deposit against the payment of the Purchase Price and, in connection therewith, the Vendors, Purchaser and Escrow Agent have entered into the Escrow Agreement. The Deposit is to be dealt with as follows:

(a)	if Closing occurs:

(i)	the Deposit and the interest earned thereon while held by the Escrow Agent shall be paid to the Vendors on a Pro Rata Basis and credited against the Purchase Price; and

(ii)	the Parties shall direct the Escrow Agent to disburse the Deposit and the interest earned thereon to the Vendors on a Pro Rata Basis; or

(b)
if Closing does not occur, and this Agreement is terminated by the Purchaser or the Vendors in consequence of Purchaser’s failure to procure Financing sufficient to fund the balance of the Purchase Price in cash at the Closing Time:

(i)
the Deposit and any interest earned thereon while held by the Escrow Agent shall be forfeited to and retained by the Vendors and Employee Shareholders on a Pro Rata Basis for their own accounts absolutely as a genuine pre-estimate by the Vendors, Employee Shareholders and Purchaser of the Vendors' and Employee Shareholders’ liquidated damages as a result of Closing not occurring; and payment of such liquidated damages by forfeiture of the Deposit and any interest thereon to the Vendors and Employee Shareholders shall be the Vendors’ and Employee Shareholders’ sole remedy in respect of Closing not occurring and upon such payment being made Purchaser shall be released from all further Liabilities hereunder; and

(ii)	the Parties shall direct the Escrow Agent to disburse the Deposit and the interest earned thereon to the Vendors and Employee Shareholders on a Pro Rata Basis; or

(c)
if Closing does not occur and this Agreement is terminated in circumstances where Section 2.4(b) does not apply, the Deposit and the interest earned thereon while held by the Escrow Agent shall be paid by the Escrow Agent to Purchaser, and the Parties shall direct the Escrow Agent to disburse the Deposit and the interest earned thereon to Purchaser.

2.5	Final Closing Statement

(a)
Within 90 days of the Closing Date, the Vendors shall cause the Corporation to prepare a balance sheet of the Corporation as at the Financial Adjustment Time, including a closing statement calculating the Purchase Price Adjustments as at the Financial Adjustment Time, all prepared in accordance with GAAP as applied on a basis consistent with past practice (the "Final Closing Statement"). The Final Closing Statement, along with all other financial statements of the Corporation for each fiscal period ending immediately prior to the Closing Date shall be prepared by the Vendors with the assistance and full cooperation of the Corporation’s management and shall be audited by Deloitte, the Corporation’s current auditor. The Final Closing Statement is to provide details of any variance between the Final Closing Statement and the Estimated Closing Statement. The Vendors shall deliver to the Purchaser the Final Closing Statement within 90 days of the Closing Date.

(b)
The Purchaser shall have 15 Business Days from the date they receive the Final Closing Statement to review the Final Closing Statement and to inform the Vendors in writing of any disagreement (an "Objection") with the Final Closing Statement. If the Vendors do not receive an Objection within such 15 Business Day period, the Final Closing Statement will be deemed to have been accepted by the Purchaser and will become binding upon the Purchaser and the Vendors. If the Purchaser deliver an Objection to the Vendors within such 15 Business Day period, the Vendors and Purchaser shall attempt to resolve any differences within 15 Business Days following the Vendors’ receipt of the Objection. If the Vendors and Purchaser are unable to come to a resolution with respect to the matters raised in the Objection, the Parties must promptly refer the matters to an Independent Accountant. The Independent Accountant shall, as promptly as practicable (but in any event within 45 days following its appointment), make a determination on the disputed items based solely on written submissions provided by the Vendors and the Purchaser to the Independent Accountant. The decision of the Independent Accountant as to any disputed items will, absent manifest error, be final and binding upon the Vendors and the Purchaser and Employee Shareholders. If the Objection is materially accepted by the Independent Accountant, as determined by the Independent Accountant, then the Vendors shall pay the fees, costs and expenses of the Independent Accountant. If the Objection is materially rejected by the Independent Accountant, as determined by the Independent Accountant, then the Purchaser shall pay the fees, costs and expenses of the Independent Accountant. If the Objection is neither materially rejected nor materially accepted by the Independent Accountant, as determined by the Independent Accountant, then the Purchaser (as to one-half) and the Vendors (as to one-half) shall share equally the fees, costs and expenses of the Independent Accountant.

(c)
If requested by the Purchaser, the Parties shall cause all or a portion of the Inventory, wherever located, to be physically confirmed after the Closing Date at the Purchaser’s sole expense, in accordance with the following provisions (the "Stocktaking"):

(i)	the Stocktaking shall take place within 5 Business Days of the Closing Date;

(ii)	representatives of the Purchaser and the Vendors shall be entitled to be present at the Stocktaking;

(iii)
after the Stocktaking has been completed, schedules reflecting the Stocktaking shall be prepared by the Purchaser and submitted to the Vendor for its review and approval within 5 Business Days of the Stocktaking.

2.6	Post-Closing Purchase Price Adjustments

(a)	Upon acceptance of the Final Closing Statement by the Purchaser and the Vendors, or a final determination pursuant to Section 2.5:

(i)
if the Estimated Purchase Price is greater than the Purchase Price payable to the Vendors as finally adjusted in accordance with Section 2.2 (the "Final Purchase Price") (the amount of such difference, the "Excess Amount"), the Vendors shall, within five (5) Business Days of such acceptance or final determination, pay to the Purchaser, on account of the Vendors and Employee Shareholders, an amount equal to the Excess Amount.

(ii)
if the Estimated Purchase Price is less than the Final Purchase Price (the amount of such difference, the "Shortfall Amount"), the Purchaser shall, within five (5) Business Days of such acceptance or final determination, pay to the Vendors’ Counsel for further distribution to the Vendors and Employee Shareholders on a Pro Rata Basis an amount equal to the Shortfall Amount.

2.7	Section 56.4 Election
The Purchaser and the Vendors intend that the conditions set out in Subsection 56.4(7) of the Tax Act have been met such that Subsection 56.4(5) of the Tax Act applies to any "restrictive covenants" (as defined in Subsection 56.4(1) of the Tax Act) granted by each of the Vendors pursuant to the Non-Competition Agreement (in this Section 2.7, the "Non-Competition Covenants"). For greater certainty:

(a)	for the purposes of paragraph 56.4(7)(d) of the Tax Act, no proceeds will be attributable, allocable, received or receivable by the Vendors for granting the Non-Competition Covenants;

(b)	the Non-Competition Covenants are integral to this Agreement and have been granted to maintain or preserve the fair market value of the Purchased Shares; and

(c)	the Purchaser would not purchase the Purchased Shares without having the benefit of the Non-Competition Covenants.
Notwithstanding the foregoing, nothing in this Section 2.7 will diminish, limit or derogate from the validity or enforceability of any of the Non-Competition Covenants and the Vendors agree that they will not assert or claim that this Section 2.7 diminishes, limits or derogates from the validity or enforceability of such Non-Competition Covenants in any manner whatsoever. The Purchaser will, within five Business Days of a written request from a Vendor to do so, make jointly with a Vendor one or more elections pursuant to or in respect of Subsection 56.4(7) of the Tax Act in the required manner and using a form prescribed for such purposes (if applicable) and otherwise reasonably acceptable to their respective counsels, as will cause Subsection 56.4(5) of the Tax Act to apply to the Non-Competition Covenants granted by the Vendor. Such election will reflect that the Parties have allocated no consideration to the restrictive covenant. Provided that the Purchaser complies with this Section 2.7, Purchaser will have no Liability to the Vendors or otherwise with respect to the Tax consequences associated with any such election.

2.8	Allocation of Purchase Price
The Purchase Price, as adjusted, will be allocated among the Vendors’ Shares in the manner provided in Section 2.8 of the Disclosure Letter. If and to the extent the Purchase Price is adjusted after the Closing as contemplated in Section 2.2 (or otherwise pursuant to this Agreement), then the allocation of the Purchase Price among the Vendors’ Shares will also be adjusted in proportion with the allocation provided in Section 2.8 of the Disclosure Letter.
In addition, a current purchase price allocation is attached as Section 2.8 to the Disclosure Letter, which includes an allocation of the Purchase Price among the US and Canadian assets of the Corporation. For clarity, the purchase price allocation is inclusive of the transactions contemplated by the Employee Share Agreements and the Real Property Agreement. The Vendors and the Purchaser must each complete all Tax Returns, designations and elections in a manner consistent with the final purchase price allocation and otherwise follow the final allocation for all Tax purposes on and subsequent to the Closing Date and not take any position inconsistent with the final purchase price allocation. If such allocation is disputed by any taxation or Governmental Authority, the Party receiving notice of such dispute will promptly notify the other Party and the Parties will use commercially reasonably efforts to sustain the final purchase price allocation. The Parties will share information and cooperate to the extent reasonably necessary to permit the Acquisition and transactions contemplated by the Ancillary Agreements to be properly, timely and consistently reported.

2.9	Employee Share Agreements
Concurrently with the execution of this Agreement, the Purchaser will enter into the Employee Share Agreement with the Employee Shareholders, whereby the Employees will agree to sell and the Purchaser will agree to purchase, concurrently with the purchase and sale of the Vendors’ Shares, all of the Employee Shares for an aggregate purchase price of $22,956,217.

2.10	Real Property Agreement
At Closing, the Purchaser will enter into the Real Property Agreement with WPP whereby WPP will agree to sell to the Purchaser, concurrently with the purchase and sale of the Vendors’ Shares, all of the Canadian Real Property for a purchase price of $31,060,000. Vendors’ Counsel shall hold the $31,060,000 purchase price of the Canadian Real Property in favor of WPP on trust conditions that it not be released to WPP until the transfer of the Canadian Real Property to the Purchaser, free and clear of all Encumbrances, other than Permitted Encumbrances, has been completed in accordance with Section 6.11.

2.11	Net Tax Refunds
The Parties agree that any net Tax refund due to the Corporation or any Subsidiary, and relating to any taxation year of the Corporation, EmployeeCo or a Subsidiary that ends on or before the Closing Date, shall be received by the Corporation on account of the Vendors and Employee Shareholders as an adjustment to the Purchase Price and any such refund received by the Corporation shall be paid to the Vendors’ Counsel for the benefit of the Vendors and Employee Shareholders on a Pro-Rata basis within 10 Business Days of receipt thereof by the Corporation. Any net Tax payable by the Corporation or any Subsidiary, and relating to any taxation year of the Corporation, EmployeeCo or a Subsidiary that ends on or before the Closing Date, shall be an expense of the Vendors and the Employee Shareholders on a Pro-Rata basis as an adjustment to the Purchase Price, and shall be paid to the Purchaser by the Vendors’ within 10 Business Days of a written request for such payment.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE VENDORS
Each Vendor represents and warrants to the Purchaser: (a) severally with respect to the representations and warranties regarding the Corporation as set out in Sections 3.1 to 3.59; and (b) severally, as to itself only, with respect to the representations and warranties regarding the Vendors as set out in Sections 3.60 to 3.66, and each Vendor acknowledges and confirms that the Purchaser is relying upon such representations and warranties in connection with its acquisition of the Purchased Shares.

3.1	Corporate Status and Qualifications

(a)
The Corporation and each of its Subsidiaries is a body corporate duly formed and validly existing under the laws of its jurisdiction of incorporation. The Corporation and each of its Subsidiaries has the necessary corporate power and capacity to own and operate its properties and Assets and to carry on the Business as it is now being conducted. The name, jurisdiction of incorporation and the list of directors and officers of the Corporation and each of its Subsidiaries as set out in Section 3.1(a) of the Disclosure Letter are true and complete.

(b)
Section 3.1(b) of the Disclosure Letter sets out each jurisdiction in which the Corporation and each of its Subsidiaries is licensed, registered or otherwise qualified to carry on the Business and the Corporation and each of its Subsidiaries is in good standing in each such jurisdiction. The jurisdictions listed in Section 3.1(b) of the Disclosure Letter include each jurisdiction in which the conduct of the Business or the character of the Corporation's and its Subsidiaries' properties and Assets, owned, leased or operated, make such licensing, registration or qualification necessary or desirable. Section 3.1(b) of the Disclosure Letter also sets out all jurisdictions in which the Corporation and each of its Subsidiaries (and, if applicable, each predecessor entity thereof) has carried on the Business in the last five years.

3.2	Corporate Authorization and Approval
The board of directors of the Corporation has or will have by Closing taken all necessary corporate actions, steps and other proceedings to approve and authorize the transfer of the Purchased Shares to the Purchaser. The Corporation and each of its Subsidiaries has good and sufficient right and authority to enter into all agreements and transactions to which it is a party in connection with the Acquisition and to perform all obligations under such agreements and transactions.

3.3	Execution and Binding Obligation
This Agreement, and as of the Closing Time, each of the Ancillary Agreements to which the Corporation or a Subsidiary thereof is a party and all other agreements to which the Corporation or a Subsidiary thereof is a party in connection with the Acquisition, have been duly executed and delivered by the Corporation or such Subsidiary (as applicable) and each such agreement constitutes a legal, valid and binding obligation of the Corporation or such Subsidiary (as applicable), enforceable against it in accordance with its terms, subject only to any limitation under Laws relating to:

(a)	bankruptcy, winding-up, insolvency, arrangement and other Laws of general application affecting the enforcement of creditors' rights; and

(b)	the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunctive relief.

3.4	No Conflict with Constating Documents, Authorizations and Laws
Except as disclosed in Section 3.4 of the Disclosure Letter, the execution, delivery and performance by the Corporation and each of its Subsidiaries of each of the Ancillary Agreements to which it is a party, all other agreements to which it is a party in connection with the Acquisition and the completion of the transactions contemplated by this Agreement will not:

(a)
constitute or result in a violation or breach of, or conflict with any term or provision of the Corporation's or any of its Subsidiaries' articles, by-laws and other constating documents, or permit any Person to exercise any rights under its articles, by-laws and other constating documents, including its shareholders' agreement (if any);

(b)
subject to obtaining the Authorizations described in Section 3.6 of the Disclosure Letter, constitute or result in a violation or breach of, conflict with or cause the termination or revocation of, any Authorization held by the Corporation or any of its Subsidiaries necessary to conduct the Business or for the Vendors to own the Purchased Shares;

(c)	result in the creation of any Encumbrance on the Purchased Shares or Assets of the Corporation; or

(d)	result in a breach or violation of any Law.

3.5	No Conflict with Contracts
Except as disclosed in Section 3.5 of the Disclosure Letter, the execution, delivery and performance by the Corporation and each of its Subsidiaries of each of the Ancillary Agreements to which it is a party, all other agreements to which it is a party in connection with the Acquisition and the completion of the transactions contemplated by this Agreement, will not, subject to obtaining the consents and approvals described in Section 3.7 of the Disclosure Letter:

(a)	result in a breach or a violation of, or conflict with any Material Contract binding on the Corporation or any of its Subsidiaries or affecting any of the Assets; or

(b)	give any Person the right to terminate or amend any Material Contract or cause the acceleration of any obligations of the Corporation or any of its Subsidiaries.

3.6	Required Authorizations
There is no requirement for the Vendors or the Corporation or any of its Subsidiaries to obtain any Authorization from, make any filing with, or give notice to, any Governmental Authority in connection with, or as a condition to, the lawful completion of any of the transactions contemplated by this Agreement, except for the Authorizations, filings and notices set out in Section 3.6 of the Disclosure Letter.

3.7	Required Contractual Consents and Approvals
There is no requirement for the Vendors or the Corporation or any of its Subsidiaries to obtain any consent or approval from, or to give notice to, a party under any Material Contract to the which the Corporation or any of its Subsidiaries is a party, in connection with, or as a condition to, the lawful completion of any of the transactions contemplated by this Agreement, except for the consents, approvals and notices set out in Section 3.7 of the Disclosure Letter. The Vendors have provided true and complete copies of all Contracts under which the Vendors or the Corporation or any Subsidiary thereof are obligated to obtain any such consents, approvals and notices. Each of the consents, approvals and notices set out in Section 3.7 of the Disclosure Letter has or will at Closing be obtained in a form and manner which has been approved by the Purchaser, acting reasonably.

3.8	Authorized and Issued Capital
The authorized, issued and outstanding share capital of the Corporation is set out in Section 3.8 of the Disclosure Letter. The Purchased Shares represent all of the issued and outstanding shares in the capital of the Corporation, are non-assessable and have been duly authorized and validly issued in compliance with:

(a)	all Laws, including applicable securities laws;

(b)	the articles, by-laws and other constating documents of the Corporation; and

(c)	any agreement to which the Corporation is a party or by which it is bound.
There are no outstanding or authorized options, warrants, or convertible securities of the Corporation. The Corporation is a "private issuer" within the meaning of such term set out in Section 2.4(1) of National Instrument 45-106 - Prospectus Exemptions by the Canadian Securities Authorities.

3.9	No Other Purchase Agreements or Commitments for Securities
Except for the Purchaser's rights under this Agreement and the Employee Share Agreements, no Person has any agreement, arrangement, option, understanding or commitment (written or verbal), or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement, option or commitment, including a right of conversion or exchange attached to convertible securities, warrants or convertible obligations of any nature, for:

(a)	the purchase, subscription, allotment or issuance of, or conversion into, any of the unissued shares or any other securities of the Corporation; or

(b)	any share appreciation, phantom share, profit participation or similar rights.

3.10	Shareholders' Agreements, etc.
Except for the Employee Share Agreements and as disclosed in Section 3.10 of the Disclosure Letter, there are no voting trusts or agreements, pooling agreements, unanimous shareholder agreements, other shareholder agreements, proxies or other agreements or understandings in effect with respect to the ownership, voting or transfer of any of the Purchased Shares.

3.11	Corporate Records
The corporate records of the Corporation and its Subsidiaries contain:

(a)	in respect of the Corporation and each of its Subsidiaries:

(i)	the articles, by-laws, amendments thereto and other constating documents,

(ii)	all share certificates and registers of securities, share transfers, shareholders and directors, and

(iii)	all notices of change of directors; and

(b)	copies of the Financial Statements;
(collectively, the "Corporate Records").
The Vendors have provided the Purchaser with the Corporate Records and they are complete and accurate in all material respects, with the exception that the directors and shareholders of the Corporation and each of its Subsidiaries has passed a conforming “whitewash” resolution for the purpose of ratifying all prior acts of the shareholders and directors. The Vendors make no representation as to the completeness of shareholders’ or directors’ minutes or resolutions in writing of the Corporation or any of its Subsidiaries. The Corporate Records have otherwise been maintained in accordance with all Laws. All corporate actions taken by the Corporation and each of its Subsidiaries have been or are presently in compliance with all constating documents and Laws. Without limiting the generality of the foregoing: (i) the Corporation and each of its Subsidiaries has properly authorized and filed all amendments to constating documents and government filings; (ii) the Corporation and each of its Subsidiaries has properly approved and completed all share issuances and the registers of securities and share transfers are accurate and complete; and (iii) all current and former directors and officers of the Corporation and each of its Subsidiaries have been elected or appointed (or were removed or resigned, as the case may be) in accordance with all constating documents and Laws.

3.12	Filings
The Corporation and its Subsidiaries have filed all material documents required to be filed by them with all applicable Governmental Authorities.

3.13	Subsidiaries and Other Interests
The Corporation has no subsidiaries other than as set forth in Section 3.13 of the Disclosure Letter, and neither the Corporation nor any of its Subsidiaries has any interest in any other partnership, corporation or other business organization. As of the date hereof, the Corporation directly or indirectly owns all of the outstanding securities of its Subsidiaries. Section 3.13 of the Disclosure Letter sets out:

(a)	the authorized and issued capital of each of the Corporation's Subsidiaries; and

(b)	the names of the registered and beneficial owners of the issued capital of each of the Corporation's Subsidiaries.
All of the issued and outstanding securities of the Corporation's Subsidiaries are duly authorized, validly issued, fully paid and non-assessable, and at Closing all such securities will be owned directly or indirectly by the Corporation free and clear of all Encumbrances. There are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any such securities of the Corporation's Subsidiaries.

3.14	Partnerships or Joint Ventures
Other than as set forth in Section 3.14 of the Disclosure Letter, the Corporation and each of its Subsidiaries is not (and within five years prior to the date hereof has never been) a partner or participant in any partnership, joint venture, profit-sharing arrangement or other similar association of any kind and is not (and has never been) a party to any agreement under which it agrees or agreed to carry on any part of a business or any other activity in such manner or by which it agrees or agreed to share any revenue or profit with any other Person.

3.15	Financial Statements
The Financial Statements have been prepared in accordance with GAAP as applied on a basis consistent with past practice, are true, correct and complete in all material respects, and present fairly:

(a)	the assets, liabilities and financial condition of the Business as at the respective dates of the relevant statements; and

(b)	the results of operations and cash flow for the periods to which such Financial Statements relate.
There has been no significant adverse change in the Condition of the Corporation or any of its Subsidiaries since the date of the FY17 Unaudited Financial Statements. True and complete copies of the Financial Statements are attached as Section 3.15 to the Disclosure Letter.

3.16	Financial Records
All financial transactions of the Corporation and each of its Subsidiaries have been recorded in its financial books and records fairly, completely and accurately in all material respects, in accordance with GAAP, and correctly reflect the basis for the its assets, liabilities and financial condition as shown in the Financial Statements. With the exception of External offsite back-up tape storage, no information, records or systems pertaining to the operation or administration of the Business or the affairs of the Corporation and its Subsidiaries are in the possession of, recorded, stored, maintained by or otherwise dependent upon any other Person.

3.17	No Liability
There are no Liabilities of the Corporation or any of its Subsidiaries of any kind whatsoever, and there is no basis for assertion against the Corporation or any of its Subsidiaries of any Liabilities of any kind other than:

(a)	Liabilities disclosed or provided for in the Financial Statements;

(b)	Current Liabilities incurred since the respective dates of the FY17 Unaudited Financial Statements which were incurred in the Ordinary Course; or

(c)	Other Liabilities disclosed in Section 3.17 of the Disclosure Letter.

3.18	Off-Balance Sheet Arrangements
The Corporation and its Subsidiaries do not have any "off-balance sheet arrangements" as such term is described under GAAP, except for those disclosed in the FY17 Unaudited Financial Statements, other than in the Ordinary Course, but which are not material in any event.

3.19	Indebtedness
Except as disclosed in this Agreement, the Disclosure Letter or the FY17 Unaudited Financial Statements, neither the Corporation nor any of its Subsidiaries has any bonds, debentures, mortgages, promissory notes or other indebtedness maturing more than one year after the date of their original creation or issuance, and neither the Corporation nor any of its Subsidiaries is under any obligation to create or issue any bonds, debentures, mortgages, promissory notes or other indebtedness maturing more than one year after the date of their original creation or issuance.

3.20	Accounts Receivable
The Accounts Receivable in the Financial Statements and all Accounts Receivable arising since the date of the FY17 Unaudited Financial Statements, arose from bona fide transactions in the Ordinary Course and are valid, enforceable and fully collectible accounts (subject to a reasonable allowance for doubtful accounts as reflected in the Financial Statements consistent with past practice). The Accounts Receivable are not subject to any set-off or counterclaim.

3.21	Banks Accounts and Safety Deposit Boxes
Section 3.21 of the Disclosure Letter sets out:

(a)	the name and address of each bank, trust company or similar institution with which the Corporation or its Subsidiaries have one or more accounts or one or more safety deposit boxes;

(b)	the number of each such account and safety deposit box; and

(c)	the names of all persons authorized to draw thereon or who have access to such accounts or deposit boxes.
Except as described in Section 3.21 of the Disclosure Letter, there are no credit cards or other credit accounts issued to employees of the Corporation or its Subsidiaries under which the Corporation or any of its Subsidiaries has any current or potential future liability.

3.22	Conduct of Business in the Ordinary Course
Since the date of the FY17 Unaudited Financial Statements or as otherwise disclosed in Section 3.22 of the Disclosure Letter, the Business has been conducted in the Ordinary Course. Without limiting the generality of the foregoing, since the date of the FY17 Unaudited Financial Statements, and except as disclosed in Section 3.22 of the Disclosure Letter, neither the Corporation nor any of its Subsidiaries has:

(a)	amended or approved any amendment to its articles, by-laws or other constating documents;

(b)
declared or paid any dividend or made any other distribution in respect of any of its shares of any class, or redeemed or purchased or otherwise acquired any of its shares of any class, or reduced its authorized capital or issued capital, or agreed to any of the foregoing;

(c)
incurred, assumed or guaranteed any indebtedness for borrowed money or made any loan or otherwise became liable for any Liability of any Person, except for business obligations incurred in the Ordinary Course, none of which, in the aggregate, are material;

(d)	paid or satisfied any obligation or Liability, except:

(i)	Current Liabilities disclosed in the FY17 Unaudited Financial Statements;

(ii)	Current Liabilities incurred since the date of the FY17 Unaudited Financial Statements in the Ordinary Course; and

(iii)	scheduled payments pursuant to obligations under loan agreements or other contracts or commitments described in this Agreement or the Disclosure Letter;

(e)	sold, assigned, transferred, leased or otherwise disposed of any of its Assets, except in the Ordinary Course;

(f)	transferred, assigned or granted any license or sublicense of any material rights with respect to any Corporate Intellectual Property, except to one or more of the Subsidiaries;

(g)	purchased, leased or otherwise acquired any material properties or assets, except in the Ordinary Course;

(h)	created any Encumbrance upon any of its Assets which will be subsisting as of the Closing Date, except the Permitted Encumbrances;

(i)
with the exception of the Hellfire acquisition from Hovey Industries (2005) Inc., made any capital expenditures, in the case of any single capital expenditure, in excess of $100,000 and, in the case of all capital expenditures, in excess of $750,000 in the aggregate;

(j)	made any write-down of the value of the assets of the Business or any write-off as uncollectible of Accounts Receivable or any portion thereof, other than in the Ordinary Course;

(k)	waived, released or cancelled any material rights or claims;

(l)	made any sale of products or services at a price outside of the Ordinary Course;

(m)	entered into any Material Contract, except in the Ordinary Course;

(n)	discontinued, closed or disposed of any plant, facility, business operation or product line;

(o)
had any supplier terminate or, to the knowledge of the Vendors, communicate the intention or threaten to terminate its relationship, or its intention to substantially reduce the quantity of products or services it sells to the Corporation or its Subsidiaries, except in the case of suppliers whose sales to the Corporation or its Subsidiaries are not, in the aggregate, material to the Business or its Condition;

(p)	suffered any material shortage of supplies or interruption of services;

(q)
had any customer terminate or, to the knowledge of the Vendors, communicate the intention or threaten to terminate its relationship, or its intention to substantially reduce the quantity of products or services it purchases, or its dissatisfaction with the products or services sold by the Corporation or its Subsidiaries, except in the case of customers whose purchases from the Corporation or its Subsidiaries are not, in the aggregate, material to the Business or its Condition;

(r)	made any material change in the method of billing customers or the credit terms made available to its customers;

(s)
had any distributor or agent terminate or, to the knowledge of the Vendors, communicate the intention or threaten to terminate its relationship, or its intention to substantially reduce the quantity of products it sells on behalf of the Corporation or its Subsidiaries, or its dissatisfaction with the products is sells on behalf of the Corporation or its Subsidiaries, except in the case of distributors or agents whose sales of products of the Corporation or its Subsidiaries are not, in the aggregate, material to the Business or it Condition;

(t)	made a material change to any method of accounting or auditing practice;

(u)
made or agreed to make any increase in or modification of the compensation payable or to become payable to any of its officers, directors, employees, consultants or independent contractors or any grant to any such director, officer, employee, consultant or independent contractor of any increase in entitlements under any retention, severance or termination programs, in each case, other than annual increases consistent with past practice or as a result of promotions in the Ordinary Course;

(v)
adopted or agreed to any increase in benefits under or any modification of any Benefits Plan, or established or agreed to establish any new Benefits Plan, other than annual increases consistent with past practice or as a result of promotions in the Ordinary Course or modifications as required by Laws, and in a manner consistent with the terms of such Benefits Plan and past practice;

(w)	removed any director or auditor or terminated any officer, senior employee, consultant or independent contractor;

(x)	with the exception of rent under the Real Property Leases with WPP, made any payment to a Vendor or a Related Party thereof;

(y)	settled any litigation or action, with the exception of litigation and actions the carriage of which is under the control of the Corporation’s insurers;

(z)	made any material change with respect to any method of management or operation in respect of the Business;

(aa)	suffered any damage, destruction or extraordinary loss (whether or not covered by insurance) which has significantly affected or could significantly affect the Business or its Condition;

(bb)	reduced or cancelled any insurance coverage;

(cc)	commenced, participated in or agreed to commence or participate in any bankruptcy, involuntary liquidation, dissolution, winding up, insolvency or similar proceeding;

(dd)	made or incurred any material change in, or become aware of any event or condition which is likely to result in a material change in, the Business or its Condition; or

(ee)	authorized, agreed or otherwise became committed to do any of the foregoing.

3.23	Authorizations
All of the Authorizations held by the Corporation and its Subsidiaries are set out in Section 3.23 of the Disclosure Letter and the Corporation and each of its Subsidiaries holds all material Authorizations required for it to conduct the Business and operate its Assets as previously and currently conducted in compliance with all Laws. True and complete copies of the Authorizations held by the Corporation have been delivered or made available to the Purchaser. Except as set out in Section 3.23 of the Disclosure Letter, the Corporation and each of its Subsidiaries is in compliance with all material terms and conditions of its Authorizations and all Authorizations are in good standing, valid and subsisting. There are no proceedings in progress, pending or, to the knowledge of the Vendors, threatened, that could result in the revocation, cancellation or suspension of any of the Authorizations. Neither the Corporation nor any of its Subsidiaries is subject to any legislation or any judgment, order or requirement of any Governmental Authority which is not of general application to Persons carrying on a business similar to the Business. To the knowledge of the Vendors, there are no facts or circumstances that could significantly affect the ability of the Corporation or any of its Subsidiaries to continue to operate the Business as presently conducted by it following the completion of the Acquisition.

3.24	Compliance with Laws
Except as set out in Section 3.24 of the Disclosure Letter, the Corporation and its Subsidiaries are operating the Business and have within five years prior to the date hereof always operated the Business in compliance with all material Laws from time to time in effect.

3.25	Compliance with Anti-Corruption Laws
Within five years prior to the date hereof and, to the knowledge of the Vendors at no time prior thereto, none of the Corporation or its Subsidiaries or any director or officer, employee, agent or other person acting on behalf of the Corporation or any of its Subsidiaries has, in relation to the Business:

(a)	used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity;

(b)	made any direct or indirect unlawful payment to any foreign or domestic governmental official from corporate funds;

(c)	violated or is in violation of any provision of the Anti-Corruption Laws from time to time in effect;

(d)	made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment in violation of any of the Anti-Corruption Laws from time to time in effect; or

(e)	employed any government or political official of any country to act on behalf of the Corporation or any of its Subsidiaries.
No action, suit or proceeding by or before any Governmental Authority or any arbitrator involving the Corporation or any of its Subsidiaries with respect to the Anti-Corruption Laws is pending or, to the knowledge of the Vendors, threatened.

3.26	Compliance with Anti-Money Laundering Laws
Within five years prior to the date hereof and, to the knowledge of the Vendors at all times prior thereto, the Business has been conducted in compliance with all Anti-Money Laundering Laws from time to time in effect and no action, suit or proceeding by or before any Governmental Authority or any arbitrator involving the Corporation or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Vendors, threatened.

3.27	Compliance with Economic Sanctions / Trade Laws
Except as disclosed in Section 9.4(c)(iii) of the Disclosure Letter, within five years prior to the date hereof and, to the knowledge of the Vendors at all times prior thereto, the Business has been conducted in compliance with all applicable Economic Sanctions / Trade Laws from time to time in effect and no action, suit or proceeding by or before any Governmental Authority or any arbitrator involving the Corporation or any of its Subsidiaries with respect to the Economic Sanctions / Trade Laws is pending or, to the knowledge of the Vendors, threatened.

3.28	Title to Assets
Except as disclosed in Section 3.28 of the Disclosure Letter, the Corporation and each of its Subsidiaries has sole legal and beneficial ownership of, and as applicable, good title, to all the properties and assets it purports to own, including the properties and assets reflected in the Financial Statements and all properties and assets acquired thereby since the date of the Unaudited Year-End Financial Statements and the Interim Financial Statements, free and clear of all Encumbrances whatsoever, except for:

(a)
the properties and assets disposed of, utilized or consumed by the Corporation or its Subsidiaries since the date of the Unaudited Year-End Financial Statements and the Interim Financial Statements in the Ordinary Course;

(b)	the Encumbrances described in Section 3.28 of the Disclosure Letter that will be discharged on or prior to Closing; and

(c)	Permitted Encumbrances.
Except as disclosed in Section 3.28 of the Disclosure Letter, no other Person owns any properties or assets that are being used in the Business.

3.29	Sufficiency of Assets
The Corporation and its Subsidiaries do not carry on any business other than the Business. The Corporation and its Subsidiaries own or lease all assets and properties necessary to conduct the Business. The Assets are sufficient for the Corporation and its Subsidiaries to carry on the Business in substantially the same manner as the Business has been conducted during the 12 months prior to the date of this Agreement.

3.30	Condition of Assets
All Buildings and Fixtures, machinery, equipment, vehicles, tools, furniture, furnishings and materials used in the Business (leased or owned) are in good working order, fully operational, free of any material defect, normal wear and tear excepted. With the exception of the budgeted machinery upgrade expenditure for the Orillia location of the Business, no such Building or Fixture, machinery or equipment, etc. is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not materially significant in nature or cost.

3.31	Operation of Assets
All material tangible Assets have been operated and maintained in a manner consistent with sound industry practice in accordance with Laws then in effect and all current inspection certificates necessary to operate such assets have been obtained.

3.32	No Other Purchase Agreements or Commitments for Assets
Except for the Purchaser's right under this Agreement, no Person has any agreement or commitment (written or verbal), or any right or privilege capable of becoming an agreement or commitment for the acquisition of any of the Assets, other than Inventory in the Ordinary Course.

3.33	No Outstanding Acquisitions
The Corporation and its Subsidiaries have no rights or obligations to purchase all or substantially all of the assets, properties or undertakings, or any division, business unit or product line, of any Person under any agreements.

3.34	Leases of Personal Property
Section 3.34 of the Disclosure Letter sets out all leases and agreements to lease of personal property (the "Personal Property Leases") under which the Corporation or a Subsidiary thereof leases any personal property in connection with the Business. Complete and correct copies of each Personal Property Lease set out in Section 3.34 of the Disclosure Letter have been provided or made available to the Purchaser. All payments and other obligations required to be paid or performed under the Personal Property Leases have been duly paid and performed and all of such leases are in good standing and in full force and effect. Subject to obtaining any consents described in Section 3.7 of the Disclosure Letter, the terms and conditions of any Personal Property Lease will not be affected by, nor will any of the Personal Property Leases be in default as a result of, the completion of the Acquisition.

3.35	Leases of Real Property
Section 3.35 of the Disclosure Letter sets out all leases and agreements to lease (the "Real Property Leases") under which the Corporation or a Subsidiary thereof leases any real property (collectively, the "Leased Premises"). The Vendors have provided complete and correct copies of the Real Property Leases to the Purchaser, except the leases with WPP, which will terminate at Closing upon acquisition by the Purchaser of the Canadian Real Property. Section 3.35 of the Disclosure Letter describes, for each Real Property Lease other than leases with WPP:

(a)	the names of the parties to the Real Property Leases;

(b)	a description of the Leased Premises (including municipal address and legal description);

(c)	the expiration of the term and any rights of renewal;

(d)	rent and other amounts payable;

(e)	the current use of such property; and

(f)	any restrictions with respect to change of control, assignment or business combinations.
Each Real Property Lease is in good standing and in full force and effect and the Corporation or a Subsidiary thereof is exclusively entitled to all rights and benefits as lessee under the Real Property Leases and the Corporation or such Subsidiary (as applicable) has not sublet, assigned or otherwise conveyed any rights in the Leased Premises or in the Real Property Leases to any Person. For each Real Property Lease, the Corporation or its Subsidiary (as applicable) has: (i) paid all rental and other requisite payments; (ii) performed all obligations required by it, and to the Vendors' knowledge, the other party has not defaulted under any of its obligations; and (iii) except as set out in Section 3.23 of the Disclosure Letter not been in breach of any Laws (including building and zone laws), covenant, restriction or official plan. The Corporation or a Subsidiary thereof owns and have good and marketable title, free and clear of all Encumbrances (other than Permitted Encumbrances), to all chattels (specifically excluding any Buildings and Fixtures) located on the Leased Premises and have adequate rights of ingress and egress to each of the Leased Premises for the operation of the Business.
For the avoidance of doubt, the Real Property Lease for the property located at 102, 2317 – 9th Street, Nisku, Alberta will be terminated at or prior to Closing, with the security deposit returned to the Corporation.

3.36	Owned Real Property

(a)
Section 3.36 of the Disclosure Letter sets out all real property owned by the Corporation or its Subsidiaries and their respective legal descriptions and municipal addresses (the "Owned Real Property"). The Corporation or a Subsidiary thereof is the absolute legal and beneficial owner of, and has good title in fee simple to, the Owned Real Property (including all Buildings and Fixtures located on such properties and any related rights and restrictions), free and clear of any and all Encumbrances, except for:

(i)	the Permitted Encumbrances;

(ii)	the Encumbrances disclosed or reflected in the Financial Statements; and

(iii)	liens for current Taxes not yet due.

(b)
Section 3.36 of the Disclosure Letter also describes all real property previously owned by the Corporation or its Subsidiaries at any time since December 31, 2001 and their respective legal descriptions and municipal addresses. There are no agreements, options, contracts or commitments to sell, transfer or otherwise dispose of the Owned Real Property or which would restrict the ability of the Corporation or its Subsidiary (as applicable) to transfer the Owned Real Property. The Corporation or its Subsidiary (as applicable) has obtained all Authorizations required to allow the use and occupancy of the Owned Real Property. All of the buildings and fixtures located on the Owned Real Property were, to the knowledge of the Vendors, constructed in accordance with all Laws then in effect, and the Corporation or its Subsidiary (as applicable) has adequate rights of ingress and egress into the Owned Real Property for the operation of the Business. To the knowledge of the Vendors, none of the Owned Real Property or the buildings and fixtures on such properties, nor their use, operation or maintenance for the purpose of carrying on the Business, violates any restrictive covenant or any provision of any Law or encroaches on any property owned by any other Person. No condemnation or expropriation proceeding is pending or, to the knowledge of the Vendors, threatened which would preclude or impair the use of any of the Owned Real Property for the purposes for which it is currently used. To the knowledge of the Vendors, there are no pending applications or notices in respect of rezoning or land use designations affecting the Owned Real Property. The Corporation or its Subsidiary (as applicable) has paid all Taxes that are due and payable with respect to the Owned Real Property.

3.37	Work Orders and Deficiencies
There are no outstanding work orders, non-compliance orders, deficiency notices or other similar notices issued by any Governmental Authority relating to the Leased Premises, Owned Real Property or the Business, and nor is the Corporation or any of its Subsidiaries or any of the Vendors in discussion with any Governmental Authority relating to such work orders, non-compliance orders, deficiency notices or other similar notices. None of the Leased Premises, Owned Real Property or other Assets are being operated in a manner that is not in compliance with any Law. No amounts are owing by the Corporation or any of its Subsidiaries in respect of the Leased Premises or Owned Real Property to any Governmental Authority or public utility, other than current accounts which are not in arrears and the details of which are described in Section 3.37 of the Disclosure Letter.

3.38	Material Contracts
Except for the Contracts set out in Section 3.38 of the Disclosure Letter, the Personal Property Leases set out in Section 3.34 of the Disclosure Letter (Leases of Personal Property), the Real Property Leases set out in Section 3.35 of the Disclosure Letter (Leases of Real Property), the Contracts set out in Section 3.43 of the Disclosure Letter (Existing Employment Agreements), Benefit Plans set out in Section 3.45 of the Disclosure Letter (Employee Benefit and Pension Plans), the Contracts set out in Section 3.41 of the Disclosure Letter (Intellectual Property) and the Contracts set out in Section 3.52 of the Disclosure Letter (Insurance) (collectively, the "Material Contracts"), neither the Corporation nor any of its Subsidiaries is a party to or bound by:

(a)	any distributor, advertising, marketing, or agency Contract;

(b)	any Contract for the future purchase of materials, supplies, equipment or services involving more than $250,000;

(c)	any Contract for the future provision of work or services or the sale of materials, or equipment involving more than $250,000;

(d)	any Contract requiring or contemplating any deferred payment outside of the Ordinary Course for the purchase price for any assets, goods or services;

(e)	any written employment or consulting Contract with any officer, employee, consultant or contractor;

(f)
any profit sharing, bonus, stock option, pension, retirement, disability, stock purchase, medical, dental, hospitalization, insurance or similar plan or agreement providing benefits to any current or former director, officer, employee or consultant, including upon a change of control;

(g)
any trust indenture, mortgage, promissory note, loan agreement, guarantee or other written Contract for the borrowing or lending of money or a leasing transaction of the type required to be capitalized in accordance with GAAP;

(h)	any Contracts that provide for the indemnification by the Corporation or any of its Subsidiaries of any Person or the assumption of any Tax, Environment or other Liability of any Person;

(i)	any Contracts for capital expenditures in excess of $100,000;

(j)	any written commitment for charitable contributions in excess of $1,000;

(k)	any Contract pursuant to which the Corporation is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

(l)
any Contract that relates exclusively to the Corporate Intellectual Property or any written Contract having a value of in excess of $100,000 relating to Intellectual Property used by or licensed to the Corporation or its Subsidiaries, excluding all commercially available off the shelf, click-wrapped or shrink-wrapped software licensed by the Vendors without material customization;

(m)
any written confidentiality or non-disclosure Contract that restricts the Corporation or any of its Subsidiaries from disclosing any proprietary or confidential information, other than confidentiality or non-disclosure Contracts executed in relation to a proposed transaction with any Third Party for the sale of the Corporation ("Competing NDAs");

(n)	any written Contract that limits or purports to limit the ability of the Corporation or any of its Subsidiaries (or would limit the ability of the Purchaser after Closing) to:

(i)	engage in any line of business;

(ii)	to compete with any Person;

(iii)	operate in any geographic area;

(iv)	solicit or accept business from the clients or prospective clients of any Person;

(v)	solicit for employment or hire any Person; or

(vi)	otherwise conduct the Business as the Corporation or its Subsidiaries may determine or desire.

(o)	any written Contract or commitment to pay any royalty, license fee, management fee or other similar fee;

(p)
any written Contract that does not expire, or may not expire if the same is renewed or extended at the option of any Person other than the Corporation or a Subsidiary thereof and is not capable of being cancelled by the Corporation or such Subsidiary thereof within one year after the date of this Agreement having a value of in excess of $100,000;

(q)	any written Contract entered into not in the Ordinary Course or with a Related Party;

(r)	any written Contract that is material to the operation of the Business or the absence of which would have a significant adverse effect on the Business.

3.39	Material Contracts in Good Standing
The Corporation and each of its Subsidiaries has performed or will, as of the Closing Date, have performed all of the obligations required to be performed by it prior to the Closing Time pursuant to any Material Contract and is or will be entitled to all benefits under, and is not in default or, to the Vendors’ knowledge, alleged to be in default in respect of, any Material Contract. All Material Contracts are in good standing and in full force and effect and, to the Vendors’ knowledge, no event, condition or occurrence exists that, after notice or lapse of time or both, would constitute a default by the Corporation under any Material Contract. The Vendors have provided the Purchaser with access to true and complete copies of all Material Contracts and any amendments or supplements made to them.

3.40	Other Contracts in Good Standing
Neither the Corporation nor any of its Subsidiaries is in breach of any material obligation under any written Contract (excluding Material Contracts) required to be performed by it and, to the knowledge of the Vendors, no other Person party to such Contracts is in default of any of its obligations thereunder. All such Contracts are in good standing and in full force and effect.

3.41	Intellectual Property

(a)	Registrations and pending applications

(i)
Section 3.41 of the Disclosure Letter contains a complete list of all Intellectual Property that is: (A) the subject of a registration or application claimed by the Corporation or a Subsidiary thereof together with the details of any registrations and applications for registration with respect to the Intellectual Property owned by the Corporation or a Subsidiary thereof; or (B) used in the operation, conduct or maintenance of the Business, as it is currently and has historically been operated, conducted or maintained (collectively, the "Corporate Intellectual Property").

(ii)
The registrations and applications for registration listed in Section 3.41 of the Disclosure Letter are, except to the extent disclosed therein, valid and subsisting, in good standing, current and up to date in all respects, and enforceable against Third Parties, and are recorded, maintained and renewed in the name of the Corporation or a Subsidiary thereof in the appropriate registries or government offices to preserve the Corporation's or its Subsidiary's rights thereof and thereto.

(b)	Title and Sufficiency

(i)
The Corporation and its Subsidiaries own or have sufficient right to all Intellectual Property used in the operation, conduct and maintenance of the Business as the Business is currently and has historically been operated, conducted or maintained and each item of such Intellectual Property will be owned or available for use by the Corporation and its Subsidiaries on identical terms and conditions immediately after, and after giving effect to, the Closing without the need for any further right, license, permission or consent in respect thereof and the consummation of the Acquisition will not impair, alter or limit in any way such ownership or rights.

(ii)
Except as disclosed in Section 3.41 of the Disclosure Letter, the Corporation or a Subsidiary thereof owns and has the exclusive legal and beneficial right, title and interest in its own name in and to the Corporate Intellectual Property, free and clear of any Encumbrances, and none of the Corporate Intellectual Property has been licensed from or to a Third Party.

(iii)
Except as disclosed in Section 3.41 of the Disclosure Letter, the Corporate Intellectual Property is sufficient for the operation, conduct and maintenance of the Business as such Business is currently and has historically been operated, conducted or maintained and no additional Intellectual Property Rights are required by the Corporation or its Subsidiaries.

(iv)
There are no royalty payments, license fees or other sums payable to or by the Corporation or any of its Subsidiaries and there are no consents, permissions or approvals required by the Corporation or any of its Subsidiaries in respect of the use or any dealing with any of the Corporate Intellectual Property, or to maintain or renew any registrations or applications for registration in relation thereto or the operation, conduct and maintenance of the Business as such Business is currently and has historically been operated, conducted or maintained , except for renewal fees in the Ordinary Course or as otherwise listed in Section 3.41 of the Disclosure Letter.

(v)
Except as disclosed in Section 3.41 of the Disclosure Letter, the Corporation or a Subsidiary thereof has the exclusive right to use and otherwise exploit the Corporate Intellectual Property in all jurisdictions in which it is currently or has historically been used or otherwise exploited and there are no prohibitions or restrictions on the use or other exploitation by the Corporation and its Subsidiaries of the Corporate Intellectual Property.

(vi)
Except as disclosed in Section 3.41 of the Disclosure Letter, the Corporation and its Subsidiaries have obtained sufficient and enforceable moral rights waivers from all authors of any works of authorship that are included in the Corporate Intellectual Property such that the Corporation and its Subsidiaries are not limited in any way in which they may choose to commercialize, exploit, use, adapt, modify, improve, associate or otherwise deal with such works of authorship and no consents, permissions, or approvals are required by the Corporation or any of its Subsidiaries in that regard.

(c)	Licenses

(i)
Section 3.41 of the Disclosure Letter contains a complete list of all material licenses, agreements or arrangements to which the Corporation is a party, whether as licensor, licensee or otherwise, and whether written or oral, with respect to the Corporate Intellectual Property, excluding any commercially available off the shelf, click-wrapped or shrink-wrapped software licensed by the Vendors without material customization (collectively, the "I.P. Licenses").

(ii)
Complete and correct copies of all agreements and schedules and appendices to such agreements (including the I.P. Licenses listed in Section 3.41 of the Disclosure Letter) relating to or affecting the Corporate Intellectual Property, listed in Section 3.41 of the Disclosure Letter, have been provided or made available to the Purchaser.

(iii)
None of the Vendors, the Corporation or any of its Subsidiaries has received any notice that the Corporation is in default (or, with the giving of notice or lapse of time or both, would be in default) under any of the I.P. Licenses.

(iv)
The Corporation and each of its Subsidiaries is operating in compliance with all of requirements of each of the I.P. Licenses, and any royalty payment, license fee or other sum payable under any I.P. License is current as of the date of this Agreement and will continue to be current as of Closing.

(v)
To the knowledge of the Vendors, no state of affairs exists that, if true, would place (including with the giving of notice or lapse of time or both) the Corporation or any of its Subsidiaries or the other contracting party in default under any of the I.P. Licenses.

(d)	Infringement

(i)
Neither: (A) the operation, conduct and maintenance by the Corporation and its Subsidiaries of the Business as such Business is currently and has historically been operated, conducted or maintained; nor (B) the use by the Corporation or any of its Subsidiaries of the Corporate Intellectual Property in respect thereto; infringes, misappropriates, misuses or violates the Intellectual Property Rights or any other rights of any Third Party.

(ii)
None of the Vendors, the Corporation or any of its Subsidiaries has received any notice, complaint, threat or claim alleging: (A) the infringement, misappropriation, misuse or violation of any Intellectual Property Rights of any Third Party; (B) that the Corporation or its Subsidiaries do not own the Corporate Intellectual Property; or (C) in the case of Intellectual Property which is licensed to the Corporation or a Subsidiary thereof, that the Corporation or such Subsidiary does not have the right (unless otherwise stated in Section 3.41 of the Disclosure Letter) to use the Intellectual Property in the manner in which it has been historically used by the Corporation or a Subsidiary.

(iii)
No written claims or challenges have been asserted by any Third Party (including written claims and challenges initiated through a court or administrative process or a patent office) with respect to, or challenging or questioning, the ownership, validity, enforceability or use of, the Corporate Intellectual Property and, to the best knowledge of the Vendors, there is no valid basis for any such claim.

(iv)
Subject to Section 3.41 of the Disclosure Letter, no claim has been asserted (or to the Vendors’ knowledge is likely to be asserted) by the Corporation or any of its Subsidiaries against a Third Party with respect to the Corporate Intellectual Property nor has the Corporation or any of its Subsidiaries issued, filed or made (or to the Vendors’ knowledge is likely to issue, file or make) any notice, complaint, threat or claim against a Third Party alleging infringement of the Corporate Intellectual Property or any Intellectual Property Right of the Corporation or any of its Subsidiaries by such Third Party.

3.42	Employees
Section 3.42 of the Disclosure Letter sets out:

(a)	the name, department, employer, location of employment and hire date for each employee of the Corporation and each of its Subsidiaries, as well as the regular hourly wage rate for hourly employees;

(b)
schedules summarizing each salaried employee's compensation plan for the current year and the previous year, showing all elements of compensation (including such employee's base salary, bonus at targeted amounts for that year, the approximate personal benefit of company vehicle or vehicle allowance and subjective annual bonus);

(c)	an invoice showing existing group insurance benefits for each employee;

(d)
a list of employees of the Corporation and each of its Subsidiaries who are now on disability, maternity or other authorized or unauthorized leave or who are receiving workers' compensation or short-term or long-term disability benefits, the nature of such leave, the approximate date such employee is expected to return and the aggregate financial obligation of the Corporation or its Subsidiary with respect to providing benefits to such employee in connection therewith; and

(e)
the name, department, location of engagement and engagement date for each contractor engaged by the Corporation and its Subsidiaries and a summary of the fees and other compensation paid to such contractors in the current year and the previous year.

3.43	Employment Agreements
Except as disclosed in Section 3.43 of the Disclosure Letter, neither the Corporation nor any of its Subsidiaries is a party to any written or oral employment, service or consulting agreement with any Person, except for oral employment agreements which are of indefinite term and without any special arrangements or commitments with respect to the continuation of employment or payment of any particular amount upon termination of employment. Except as disclosed in Section 3.43 of the Disclosure Letter, neither the Corporation nor any of its Subsidiaries has any employee who cannot be dismissed upon such period of notice as is required by law (statutory and common law) in respect of a Contract of hire for an indefinite term.

3.44	Labour Matters and Employment Standards

(a)
Neither the Corporation nor any of its Subsidiaries is subject to any collective or other agreement with any labour union or employee association and none of them has made any commitment to or conducted negotiations with any labour union or employee association with respect to any future agreement and, to the knowledge of the Vendors, during the period of five years preceding the date of this Agreement, no union or employee organization has been or remained certified by the Alberta Labour Relations Board or any other labour relations board to represent or collectively bargain on behalf of any employees of the Corporation or its Subsidiaries and during the period of five years preceding the date of this Agreement there has been no attempt to organize, certify or establish any labour union or employee association in relation to any of the employees of the Corporation or its Subsidiaries.

(b)
There are no existing or, to the knowledge of the Vendors, threatened labour strikes or labour disputes, grievances, controversies or other labour relations troubles affecting the Corporation or its Subsidiaries or the Business.

(c)
The Corporation and each of its Subsidiaries has complied with all applicable Laws from time to time in effect relating to employment, including those applicable statutory employment standards, human rights, occupational health and safety, and privacy obligations, and relating to wages, hours, collective bargaining, hazardous materials, employment standards, human rights, sexual harassment, discrimination, pay equity and workers' compensation. All amounts due and payable by the Corporation and each of its Subsidiaries to its employees and independent contractors have been paid in full and all amounts accruing due to same have been reflected in the financial records of the Corporation. There are no outstanding charges or complaints against the Corporation or any of its Subsidiaries relating to human rights, employment standards, privacy, unfair labour practices, occupational health and safety issues or discrimination or under any legislation or Law relating to employees. To the knowledge of the Vendors, nothing has occurred which might lead to a claim by an employee or an independent contractor under such Laws relating to employees. The Corporation and each of its Subsidiaries has paid in full all amounts owing under any workplace safety insurance Laws, and neither the Corporation nor any of its Subsidiaries has been reassessed in any material respect under such legislation during the past three years and, to the knowledge of the Vendors, no audit of the Corporation is currently being performed pursuant to any applicable workplace safety and insurance legislation.

(d)
Except as set out in Section 3.44 of the Disclosure Letter, there are no outstanding compliance orders, inspection orders or written equivalent made under any occupational health and safety Laws which relate to the Corporation or its Subsidiaries or their employees. There have been no fatal or critical accidents in the last three years in respect of employees of the Corporation or its Subsidiaries. There are no materials present in the assets owned or used by the Corporation or its Subsidiaries or conditions present in the Business or during the services performed by employees of the Corporation or its Subsidiaries, exposure to which could result in a disease caused by employment or peculiar to or characteristic of such materials or conditions. The Corporation and each of its Subsidiaries has complied in all respects with any orders issued under any occupational health and safety Laws. There are no appeals of any orders under any occupational health and safety Laws against the Corporation or any of its Subsidiaries which are currently outstanding.

(e)
Neither the Corporation nor any of its Subsidiaries has terminated the employment of any employee during the 90 days preceding the Closing Date, excluding voluntary resignation and termination for cause.

3.45	Employee Benefit and Pension Plans

(a)
Except as disclosed in Section 3.45 of the Disclosure Letter, neither the Corporation nor any of its Subsidiaries maintains, sponsors or contributes to, or has any obligation to contribute to, any pension plan, supplemental pension or other retirement plan, deferred compensation plan, retirement income or group registered retirement savings plan, stock option, stock appreciation rights, phantom stock or stock purchase plan, profit sharing plan, bonus plan or policy, commission or incentive compensation plan, change of control agreement, retention bonus plan or agreement, severance or termination pay arrangement, employee life or other group insurance plan, savings plan, employee loan, indemnity, education or hospitalization plan, medical or dental plan, long-term or short-term disability plan or other employee benefit plan, program, policy or practice, formal or informal, or any other similar benefit, plan or entitlement with respect to any of the employees or former employees of the Corporation or its Subsidiaries, other than the Canada Pension Plan and other similar health plans established pursuant to statute or other applicable Law. Section 3.45 of the Disclosure Letter also lists all of the written employment policies, procedures and work-related rules currently in effect with respect to employees of the Corporation and its Subsidiaries, including policies regarding holidays, sick leave, vacation, disability and death benefits, termination and severance pay, automobile allowances and rights to company-provided automobiles and expense reimbursements. The plans, programs, policies, practices and procedures described in Section 3.45 of the Disclosure Letter are hereafter collectively called the "Benefit Plans".

(b)	Complete and correct copies of:

(i)	all documentation establishing or relating to the Benefit Plans listed in Section 3.45 of the Disclosure Letter;

(ii)	the most recent financial statements and actuarial reports relating thereto, if any, related to any of the Benefit Plans;

(iii)	all reports and returns filed, if any, with any Governmental Authority in respect of the Benefit Plans, within three years prior to the date hereof; and

(iv)	all plan summaries, booklets, personnel or other manuals or written communications prepared for or circulated to any employees of the Corporation or its Subsidiaries concerning any Benefit Plan;
have been provided or made available to the Purchaser.

(c)	All of the Benefit Plans are and have been established and administered in accordance with their terms.

(d)
No material changes have occurred to, or are affecting, any of the Benefit Plans since the date of the most recent actuarial report or financial statements applicable thereto, if any, or are expected to occur, which would materially affect the information contained in the actuarial reports or financial statements with respect to the Benefit Plans, if any.

(e)
All contributions or premiums required to be made or paid by the Corporation and each of its Subsidiaries under the terms of each Benefit Plan or by any Laws have been made in a timely fashion in accordance with all Laws and the terms of the Benefit Plans.

(f)	No improvements have been promised in respect of any of the Benefit Plans that are not reflected in the copies of the Benefit Plans provided to the Purchaser.

(g)
To the knowledge of the Vendors, no Benefit Plan, nor any related trust or other funding medium thereunder, is subject to any pending investigation, examination or other proceeding, action or claim initiated by any Governmental Authority, and, to the knowledge of the Vendors, there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration of any Benefit Plan required to be registered.

(h)	None of the Benefit Plans is a funded plan.

3.46	Tax Matters

(a)
The Corporation and each of its Subsidiaries has, and on the Closing Date will have, duly and on a timely basis prepared and filed all Tax Returns required to be filed by it prior to the date hereof and the Closing Date in respect of Taxes and such Tax Returns are complete and correct. Copies of such Tax Returns filed in respect of the last three fiscal years ending prior to the date hereof have been provided to the Purchaser prior to the date hereof.

(b)
The Corporation and each of its Subsidiaries has and on the Closing Date will have paid on a timely basis all Taxes which are due and payable by it on or before the Closing Date, including installments on account of Taxes. Adequate provision was made by the Corporation in the FY16 Audited Financial Statements and the FY17 Unaudited Financial Statements for all Taxes for the applicable periods. Neither the Corporation nor any of its Subsidiaries has any liability for any Taxes other than those provided for in the FY16 Audited Financial Statements and the FY17 Unaudited Financial Statement and those arising in the Ordinary Course since the date of the respective Financial Statements.

(c)
Federal, provincial and state income tax assessments (as applicable) have been issued to the Corporation and each of its Subsidiaries covering all periods up to but not including the fiscal year ending July 31, 2017. There are no Legal Proceedings now pending or made or, to the knowledge of the Vendors, threatened against the Corporation or any of its Subsidiaries in respect of any Taxes.

(d)
There are no agreements, waivers or other arrangements providing for any extension of time with respect to the filing of any Tax Return by the Corporation or any of its Subsidiaries in respect of the Corporation’s Taxes or the payment of any Taxes by the Corporation or any of its Subsidiaries or the period for any assessment or reassessment of Taxes.

(e)
The Corporation and each of its Subsidiaries has and on the Closing Date will have withheld from each Person (including any present or former employees, officers or directors and any Persons who are not residents of Canada for the purposes of the Tax Act) and from the amount to be paid to or credited in respect of each such Person the amount of Taxes required to be withheld therefrom and has and on the Closing Date will have remitted such Taxes to the proper Governmental Authority within the time periods required under Laws. All consultants or independent contractors of the Corporation are properly characterized as independent contractors and will not be reclassified as employees by any Governmental Authority in accordance with Laws. The Vendors have provided to the Purchaser true, correct and up-to-date copies of all contracts with independent contractors and consultants providing services to the Corporation.

(f)
The Corporation and each of its Subsidiaries has duly and timely collected all amounts of any sales or transfer Taxes, including goods and services Tax, harmonized sales and provincial or territorial sales Taxes required to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any amounts required to be remitted by it.

(g)	There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Taxes.

(h)	There are no requests for rulings or determinations in respect of any Taxes pending between the Corporation or any of its Subsidiaries and any Governmental Authority.

(i)
No written claim has been received by the Corporation from any Governmental Authority in a jurisdiction where the Corporation or a Subsidiary thereof does not file Tax Returns or other documents in respect of Taxes that the Corporation or a Subsidiary thereof is or may be subject to taxation by, or required to file any such return or other document in, that jurisdiction, which claim has not been resolved.

(j)
Neither the Corporation nor any of its Subsidiaries is a party to any Tax indemnification, Tax allocation or Tax sharing agreement that could give rise to a payment or indemnification obligation after Closing.

(k)
There are no circumstances which exist and would result in, or which have existed and resulted in, Sections 17, 78 and 79 to 80.04 of the Tax Act or equivalent provision of any Tax Laws applying with significant adverse consequences to the Corporation or any of its Subsidiaries.

(l)
Neither the Corporation nor any of its Subsidiaries has directly or indirectly transferred any material property to or supplied any material services to or acquired any material property or material services from a Person with whom it was not dealing at Arm's Length for consideration other than consideration equal to the fair market value of the property or services at the time of the transfer, supply or acquisition of the property or services.

(m)
The Corporation and each of its Subsidiaries has complied with all transfer pricing requirements under the Tax Act and the Laws of all other jurisdictions in which the Corporation carries on the Business.

(n)	GST Matters:

(i)	The Corporation is registered for purposes of the Excise Tax Act (Canada) and its registration number is 89269 8275 RT0001; and

(ii)
All input Tax credits claimed by the Corporation for purposes of the Excise Tax Act (Canada) were calculated in accordance with Laws in all material respects, and the Corporation has in all material respects complied with all registration, reporting, payment, collection and remittance requirements in respect of goods and services Tax, provincial sales Tax and harmonized sales Tax legislation.

(o)	The Corporation has complied with subsection 89(14) of the Tax Act in respect of any past dividends designated as eligible dividends and does not have any excessive eligible dividend designations.

(p)	The Corporation has not claimed any reserves for purposes of the Tax Act or other offerings for the most recent taxation year ending prior to date of this Agreement.

3.47	Environmental Matters

(a)
Except as disclosed in Section 3.47 of the Disclosure Letter or in compliance with Environmental Laws, to the Vendors’ knowledge, the current and past operations of the Business, the properties and assets owned, leased, used or occupied by or formerly owned, leased, used, or occupied by, the Corporation and its Subsidiaries (including the Owned Real Property and the Leased Premises) and the use, maintenance and operation thereof were, have been and are in compliance with all applicable Environmental Laws as from time to time in force and effect. In respect of the Owned Real Property and Leased Premises, the Corporation and each of its Subsidiaries has complied with all reporting and monitoring requirements under all applicable Environmental Laws as from time to time in force and effect. Neither the Corporation nor any of its Subsidiaries has received any notice of any non-compliance with any applicable Environmental Laws in respect of the Owned Real Property and Leased Premises, and neither the Corporation nor any of its Subsidiaries has been convicted of an offence for non-compliance with any applicable Environmental Laws or been fined or otherwise sentenced or settled such prosecution short of conviction. Neither the Corporation nor any of its Subsidiaries has received any claim or demand from any Person or authority regarding a breach or alleged breach of any applicable Environmental Laws or costs of clean-up of any Hazardous Substance or notice of any such claim or demand and to the knowledge of the Vendors there are no grounds on which any such claim or demand could be made with any reasonable likelihood of success.

(b)
The Corporation and each of its Subsidiaries has obtained all Environmental Permits necessary to conduct the Business and to own, use and operate its Assets and the operation of such Business and Assets, and the use, maintenance and operation thereof have been and are in compliance with all applicable Environmental Permits. All presently required Environmental Permits are in full force and effect and are set out in Section 3.47 of the Disclosure Letter and complete and correct copies thereof have been made available or provided to the Purchaser. Except as disclosed in Section 3.47 of the Disclosure Letter the Vendors are in compliance with all such applicable Environmental Permits and all such applicable Environmental Permits are valid and in full force and effect. Except as disclosed in Section 3.47 of the Disclosure Letter, no consent to the transactions contemplated by this Agreement is required to maintain said Environmental Permits in full force and effect.

(c)
Except as disclosed in Section 3.47 of the Disclosure Letter, there are no Hazardous Substances located on, in, or under any of the Assets owned, leased, used or occupied by the Corporation or any of its Subsidiaries (including the Leased Premises and the Owned Real Property), and since December 31, 2001 no Release of any Hazardous Substances has resulted from the operation of the Business or the conduct of any other activities of the Corporation or any of its Subsidiaries. Except as disclosed in Section 3.47 of the Disclosure Letter, since December 31, 2001 neither the Corporation nor any of its Subsidiaries has used any of the properties and assets currently or previously owned, leased, used or occupied thereby to use, produce, generate, store, handle, transport or dispose of any Hazardous Substances except in compliance with applicable Environmental Laws as from time to time in effect.

(d)
Without limiting the generality of the foregoing, except as disclosed in Section 3.47 of the Disclosure Letter, there are no underground or surface storage tanks or urea formaldehyde foam insulation, asbestos, polychlorinated biphenyls (PCBs), ozone-depleting substances or radioactive substances located on, in, under, or migrating from any of the Assets, including the Leased Premises or Owned Real Property. To the Vendors’ knowledge, neither the Corporation nor any of its Subsidiaries is, and there is no basis upon which the Corporation or any of its Subsidiaries could become, responsible for any clean-up or corrective action under any applicable Environmental Laws. Neither the Corporation nor any of its Subsidiaries has conducted or caused to be conducted an environmental audit, assessment or study of any of its Assets (including the Leased Premises or Owned Real Property), other than such environmental audits, assessments or studies which have been disclosed to the Purchaser in Section 3.47 of the Disclosure Letter and copies of which have been provided to the Purchaser.

3.48	Customers and Suppliers
A list of the 25 largest current customers and 25 largest current suppliers of the Corporation and its Subsidiaries is set out in Section 3.48 of the Disclosure Letter. The Corporation and its Subsidiaries have taken reasonable precautions to keep the customer and supplier lists confidential. Except to the extent that any consequences thereof are not material to the Corporation and its Subsidiaries, or as is disclosed in Section 3.48 of the Disclosure Letter, there has been no termination or cancellation of, and no modification or change in, any business relationship of the Corporation or any of its Subsidiaries with any customer or supplier since the date of the FY17 Unaudited Financial Statements. To the knowledge of the Vendors, there is no reason to believe that the benefits of any customer or supplier relationship will not continue after the Closing Time in substantially the same manner as prior to the Closing Time.

3.49	Warranties and Claims
Except as disclosed in Section 3.49 of the Disclosure Letter:

(a)
neither the Corporation nor any of its Subsidiaries has given any written or oral warranty, express or implied (except for warranties implied by Law), in respect of any of the products sold or serviced by it, except warranties made in the Ordinary Course by the Corporation and its Subsidiaries. A copy of the most current form of the Corporation’s standard warranty has been provided to the Purchaser;

(b)
in each of the three years prior to the date hereof, no claims outside the Ordinary Course have been made against the Corporation or any of its Subsidiaries for breach of warranty or contract or negligence or for a price adjustment or other concession in respect of any defect in or failure to perform or deliver any products, services or work, nor do facts or circumstances exist that could reasonably be expected to result in any such claim;

(c)
neither the Corporation nor any of its Subsidiaries is now subject to any agreement or commitment, and neither the Corporation nor any of its Subsidiaries has, within three years prior to the date of this Agreement, entered into any agreement with or made any commitment to any customer of the Business which would require it to repurchase any products sold to such customers or to adjust any price or grant any refund, discount or other concession to such customer; and

(d)
neither the Corporation nor any of its Subsidiaries has made a product warranty or liability claim (or claim in the nature thereof) against any supplier within three years prior to the date of this Agreement.

3.50	Inventory
Subject to the reserves reflected in the FY17 Unaudited Financial Statements established in accordance with past practice, all inventory recorded in the Financial Statements ("Inventory") is usable by the Corporation in the Ordinary Course and has been determined and valued in accordance with GAAP, industry standards and Laws. The Inventory does not include any items which are of a quality which results in such items not being usable by the Corporation in the Ordinary Course. The Inventory levels have been maintained at levels sufficient for the continuation of the Business in the Ordinary Course.

3.51	Litigation
Except as disclosed in Section 3.51 of the Disclosure Letter, there are no:

(a)	actions, suits or proceedings (whether civil, quasi-criminal or criminal or at law or in equity);

(b)	arbitration or other dispute settlement process;

(c)	regulatory or administrative proceeding, or investigation or inquiry, by any Governmental Authority; or

(d)	any similar matter or proceeding;
whether pending, in progress or, to the Vendors’ knowledge, threatened, against or involving the Corporation or any of its Subsidiaries or their Assets.
No event has occurred which might give rise to any of the foregoing proceedings and there is no presently outstanding and unsatisfied or unenforced judgment, decree, injunction, rule, award or order of any Governmental Authority to which the Corporation or any of its Subsidiaries is subject.

3.52	Insurance
Section 3.52 of the Disclosure Letter contains a true and complete list of all insurance policies maintained by the Corporation and its Subsidiaries or on behalf of the Corporation and its Subsidiaries in connection with the Business, Assets, and their respective operations, employees, officers, and directors, specifying for each insurance policy:

(a)	the insurer;

(b)	the amount of coverage;

(c)	the type of coverage;

(d)	the policy number;

(e)	the annual premium;

(f)	the expiration date; and

(g)	a description of any pending claims under such policies.
Complete and correct copies of all such insurance policies have been made available or provided to the Purchaser. All such insurance policies are in full force and effect. Neither the Corporation nor any of its Subsidiaries is in default with respect to any of the provisions contained in any such insurance policies and nor have they failed to give any notice or pay any premium or present any claim under any such insurance policy in a timely manner. To the knowledge of the Vendors, there is no reason to believe that any of the insurance policies set out in Section 3.52 of the Disclosure Letter will not be renewed by the insurer upon the scheduled expiry of the policy. In the past three years, except as disclosed in Section 3.52 of the Disclosure Letter, there has been no significant change in relationship between the Corporation or any of its Subsidiaries and their insurers, the premiums or availability of coverage. Neither the Corporation nor any of its Subsidiaries has received notice from any of the insurers regarding cancellation of its insurance policies or denying any claims. There are no circumstances under which the Corporation or any of its Subsidiaries would be required to give any notice to the insurers under any such insurance policies which has not been given. Neither the Corporation nor any of its Subsidiaries has experienced claims in excess of the current coverage of its insurance.

3.53	Privacy Laws and Transferred Information

(a)
The Corporation and each of its Subsidiaries is in compliance with all Laws (including Privacy Laws) and accepted industry standards relating to the collection, use, retention and storage by the Corporation of Personal Information including disclosing or transferring Personal Information to Third Parties in the course of operating the Business. No Person has notified the Corporation or any of its Subsidiaries of a complaint or claim alleging that the Corporation or any of its Subsidiaries has contravened applicable Privacy Laws with respect to the collection, use, disclosure or storage of Personal Information.

(b)
The Corporation and each of its Subsidiaries maintains appropriate privacy and security policies, procedures and systems to safeguard Personal Information from unauthorized access, misuse, loss or damage. Neither the Corporation nor any of its Subsidiaries has been notified of any unauthorized access, significant loss or damage to, or misuse of, any of the Personal Information it collects, uses, retains or stores.

(c)
Neither the Corporation nor any of its Subsidiaries has ever been notified of a security or data breach relating to the unauthorized access to or disclosure of Personal Information or Confidential Information.

(d)
The Corporation and each of its Subsidiaries has provided all notices and obtained all consents required by Law from each individual to whom the Transferred Information relates, for the collection, use and disclosure of such information for the purposes and in the manner as currently and historically collected, used and disclosed by the Corporation and its Subsidiaries in the conduct of the Business, and for the completion of the Acquisition. Neither the Vendors, nor the Corporation or any of its Subsidiaries have received notice, or have reason to believe, that any such consent has been withdrawn or varied. The Transferred Information does not contain any Personal Information that does not directly relate to the continuation of the Business by the Corporation and its Subsidiaries or the completion of the Acquisition.

3.54	Non-Arm's Length Matters
Except as disclosed in Section 3.54 of the Disclosure Letter or the FY17 Unaudited Financial Statements or the Interim Financial Statements and except for usual compensation paid in the Ordinary Course, neither the Corporation nor any of its Subsidiaries has made any payment or loan to, or borrowed any monies from or is otherwise indebted to, any current or former officer, director, employee or shareholder of the Corporation or any of its Subsidiaries, or to any Person not dealing at Arm's Length with any of the foregoing. Except as disclosed in Section 3.54 of the Disclosure Letter and except for Contracts of employment, neither the Corporation nor any of its Subsidiaries is a party to any Contract with any current or former officer, director, employee or shareholder of the Corporation, or with any Person not dealing at Arm's Length with any of the foregoing.

3.55	Government Assistance
Except as disclosed in Section 3.55 of the Disclosure Letter, there are no agreements, loans or other funding arrangements and assistance programs (collectively called "Government Assistance Programs") which are outstanding in favour of the Corporation or any of its Subsidiaries from any Governmental Authority. Complete and correct copies of all documents relating to the Government Assistance Programs have been made available or delivered to the Purchaser. The Corporation and each of its Subsidiaries has performed all of its obligations under the Government Assistance Programs, as applicable, and no basis exists for any Governmental Authority to seek payment or repayment by the Corporation or any of its Subsidiaries of any amount or benefit received thereby under any Government Assistance Programs.

3.56	Competition Act
The aggregate value of the assets in Canada directly or indirectly controlled by the Corporation, WPP and their affiliates and the annual gross revenues from sales in or from Canada generated by those assets, do not exceed $160,000,000 and $150,000,000, respectively, when calculated in accordance with part IX of the Competition Act (Canada) and the regulations thereunder

3.57	No Solvency or Reorganization Proceedings
Neither the Corporation nor any of its Subsidiaries is insolvent and no proceedings have been taken or authorized by the Corporation or any of its Subsidiaries or by any other Person with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Corporation, or with respect to any amalgamation, merger, consolidation, arrangement, receivership or reorganization of, or relating to, the Corporation or any of its Subsidiaries and to the knowledge of the Vendors no such proceedings have been threatened by any other Person. No events have occurred that would result in such proceedings being brought.

3.58	Brokerage and Finder's Fees
None of the Vendors, the Corporation, and their respective directors, have retained any broker or finder or incurred any liabilities or obligations to pay any fees, commissions or other similar forms of compensation to any broker, finder, financial advisor, or agent with respect to the Acquisition other than Deloitte Corporate Finance.

3.59	Canadian Real Property

(a)
There are no agreements, options, contracts or commitments to sell, transfer or otherwise dispose of the Canadian Real Property or which would restrict the ability of WPP to transfer the Canadian Real Property. The Corporation has obtained all Authorizations required to allow the use and occupancy of the Canadian Real Property. All of the buildings and fixtures located on the Canadian Real Property were, to the knowledge of the Vendors, constructed in accordance with all Laws then in effect, and the Corporation has adequate rights of ingress and egress into the Canadian Real Property for the operation of the Business. To the knowledge of the Vendors, none of the Canadian Real Property or the buildings and fixtures on such properties, nor their use, operation or maintenance for the purpose of carrying on the Business, violates any restrictive covenant or any provision of any Law or encroaches on any property owned by any other Person. No condemnation or expropriation proceeding is pending or, to the knowledge of the Vendors, threatened which would preclude or impair the use of any of the Canadian Real Property for the purposes for which they are currently used. To the knowledge of the Vendors, there are no pending applications or notices in respect of rezoning or land use designations affecting the Canadian Real Property. The Corporation and WPP have paid all Taxes that are due and payable with respect to the Canadian Real Property.

(b)	Section 1.1A of the Disclosure Letter sets out the Canadian Real Property and their respective legal descriptions and municipal addresses.

(c)
WPP is the absolute legal and beneficial owner of, and has good title in fee simple to, the Canadian Real Property (including all Buildings and Fixtures located on such properties and any related rights and restrictions), free and clear of any and all Encumbrances, except for:

(i)	the Permitted Encumbrances; and

(ii)	liens for current Taxes not yet due.

3.60	Authority and Approval of Vendors
Each Vendor is a body corporate duly formed and validly existing under the laws of its jurisdiction of incorporation. The board of directors of each Vendor has or will have by Closing taken all necessary corporate actions, steps and other proceedings to approve the Acquisition. Each Vendor has good and sufficient right and authority to enter into all agreements and transactions to which the Vendor is a party in connection with the Acquisition and to perform all obligations under such agreements and transactions.

3.61	Execution and Binding Obligation of Vendors
This Agreement, and as of the Closing Time, each of the Ancillary Agreements to which a Vendor is a party in connection with the Acquisition have been duly executed and delivered by such Vendor, and each such agreement constitutes a legal, valid and binding obligation of such Vendor, enforceable against such Vendor in accordance with its terms, subject only to any limitation under Laws relating to:

(a)	bankruptcy, winding-up, insolvency, arrangement and other laws of general application affecting the enforcement of creditors' rights; and

(b)	the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunctive relief.

3.62	Required Authorizations and Consents of Vendors
Except as set out in Section 3.62 of the Disclosure Letter, Section 3.6 (Required Authorizations) and Section 3.7 (Required Contractual Consents and Approvals) of the Disclosure Letter, each Vendor is not under any obligation to notify or obtain the approval or consent of any Person under any Contract, or to obtain any Authorization or provide notice to any Governmental Authority in connection with or relating in any way to the execution, delivery or performance by it of this Agreement or any Ancillary Agreement to which it is a party.

3.63	Vendors' Ownership of Purchased Shares
Each Vendor is the registered and beneficial owner of those Purchased Shares set out and described in Section 3.8 of the Disclosure Letter opposite each such Vendor's name. Each Vendor has the exclusive right to sell, assign and transfer such Purchased Shares as provided in this Agreement free and clear of any Encumbrances except for the restrictions, if any, contained in securities Laws and the Corporation's articles, by-laws and other constating documents. Upon completion of the Acquisition, the Purchaser will be the sole registered and beneficial owner of the Purchased Shares, free and clear of all Encumbrances, except for the restrictions, if any, contained in securities Laws and the Corporation's articles, by-laws and other constating documents.

3.64	No Conflict with Constating Documents, Contracts, Authorizations and Laws
Except as disclosed in Section 3.6 (Required Authorizations), Section 3.7 (Required Contractual Consents and Approvals) and this Section 3.64, the execution, delivery and performance by each Vendor of this Agreement, each of the Ancillary Agreements to which the Vendor is a party, all other agreements to which it is a party in connection with the Acquisition and the completion of the transactions contemplated by this Agreement will not constitute or result in a violation or breach of, or conflict with:

(a)	any term or provision of such Vendor's articles, by-laws or other constating documents;

(b)	the terms of any Contract to which the Vendor is a party or by which it is bound;

(c)	any term or provision of any Authorization of the Vendor necessary to conduct the Business or to own the Purchased Shares;

(d)	any order or judgment of any Governmental Authority or any Law.

3.65	No Other Agreements to Purchase from Vendors
Except for the Purchaser's right under this Agreement, no Person has any agreement or commitment (written or verbal), or any right or privilege capable of becoming an agreement or commitment for the acquisition of any of the Purchased Shares from each Vendor and upon consummation of the transactions contemplated herein the Purchaser shall acquire the Purchased Shares free and clear of any rights, interest or claim of each Vendor.

3.66	Residence of Vendors
Each Vendor is not a non-resident of Canada within the meaning of the Tax Act.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser represents and warrants to the Vendors as follows, and acknowledges and confirms that the Vendors are relying upon such representations and warranties in connection with their sale of the Purchased Shares:

4.1	Corporate Status and Authorization and Approval
The Purchaser is a corporation duly formed and existing under the laws of its jurisdiction of formation. The board of directors of the Purchaser have or will have by Closing taken all necessary corporate actions, steps and other proceedings to approve and authorize the Acquisition. The Corporation has good and sufficient right and authority to enter into this Agreement and all other agreements, including any of the Ancillary Agreements, to which it is a party in connection with the Acquisition and to perform all obligations under such agreements.

4.2	Execution and Binding Obligation
This Agreement, and as of the Closing Time, each of the Ancillary Agreements to which the Purchaser is a party and all other agreements to which the Purchaser is a party in connection with the Acquisition, have been duly executed and delivered by the Purchaser and each such agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject only to any limitation under Laws relating to:

(a)	bankruptcy, winding-up, insolvency, arrangement and other laws of general application affecting the enforcement of creditors' rights; and

(b)	the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunctive relief.

4.3	No Conflict with Constating Documents, Authorizations, Contracts and Laws
The execution, delivery and performance by the Purchaser of this Agreement, all other agreements to which it is a party in connection with the Acquisition, including each of the Ancillary Agreements and the completion of the transactions contemplated by this Agreement will not constitute or result in a violation or breach of, or conflict with:

(a)	any term or provision of the Purchaser's articles, by-laws or other constating documents;

(b)	the terms of any Contract to which the Purchaser is a party or by which it is bound;

(c)	any term or provision of any of the Authorizations of the Purchaser; or

(d)	any order or judgment of any Governmental Authority or any Law.

4.4	Required Authorizations
There is no requirement for the Purchaser to obtain any Authorization from, make any filing with, or give notice to, any Governmental Authority in connection with, or as a condition to, the lawful completion of any of the transactions contemplated by this Agreement.

4.5	Competition Act
The aggregate value of the assets in Canada directly or indirectly controlled by the Thermon Canada, Inc. (the parent company of the Purchaser), and the annual gross revenues from sales in or from Canada generated by those assets, do not exceed $239,000,000 and $249,000,000, respectively, when calculated in accordance with the Competition Act (Canada) and the regulations thereunder.
ARTICLE V
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

5.1	Survival of Representations and Warranties of the Vendors
The representations and warranties contained in this Agreement, or contained in any document or certificate given in order to carry out the transactions contemplated by this Agreement will survive the Closing and will continue in full force and effect for a period of 12 months after the Closing Date, except that:

(a)
the representations and warranties made in Section 3.46 (Tax Matters) will survive and continue in full force and effect until, but not beyond, 60 days from the expiration of the period (if any) during which an assessment, reassessment or other form of recognized document assessing liability to the Corporation for Taxes under applicable Tax legislation in respect of any taxation year to which such representations and warranties extend could be issued (without regard to any waiver or similar document filed by the Purchaser extending such period, unless the Vendors have consented in writing to the filing of such waiver or similar document);

(b)	the representations and warrants made in Section 3.47 (Environmental Matters) will survive and continue for a period of 18 months from the Closing Date;

(c)
the representations and warranties made in Sections 3.1(a) (Corporate Status and Qualifications), 3.2 (Corporation Authorization and Approval), 3.3 (Execution and Binding Obligation), 3.4 (No Conflict with Constating Documents, Authorizations and Laws) 3.8 (Authorized and Issued Capital), 3.9 (No Other Purchase Agreements or Commitments for Securities), 3.58 (Brokerage and Finders' Fees), 3.36(a) Owned Real Properties, 3.59(c) Canadian Real Property, 3.60 (Authority and Approval of Vendors), 3.61 (Execution and Binding Obligation of Vendors), 3.63 (Vendors' Ownership of Purchased Shares) and 3.66 (Residence) (collectively, the "Fundamental Representations and Warranties") will survive and continue in full force and effect indefinitely.

(d)	any claim which is based upon intentional misrepresentation or fraud by the Vendors (or any of them) may be made or brought by the Purchaser at any time.
The Vendors will not have liability with respect to any representation or warranty they make in this Agreement or in other documents or certificates they deliver in connection with this Agreement after the end of the applicable survival period specified in this Section 5.1 unless the Purchaser has provided written notice of its claim regarding the representations and warranties before the end of the applicable survival period specified in this Section 5.1, in which case liability for such claim will survive and continue in full force and effect until the final determination of such claim.

5.2	Survival of Representations and Warranties of the Purchaser
The representations and warranties made by the Purchaser contained in this Agreement, or contained in any document or certificate given in order to carry out the transactions contemplated by this Agreement will survive the Closing and will continue in full force and effect for the benefit of the Vendors for a period of 12 months following the Closing Date; provided however that the representations and warranties made in Sections 4.1 (Corporate Status and Authorization and Approval), 4.2 (Execution and Binding Obligation) and 4.3 (No Conflict with Constating Documents, Authorizations and Laws) will survive and continue in full force and effect indefinitely. The Purchaser will not have liability with respect to any representation or warranty it makes in this Agreement or in other documents or certificates it delivers in connection with this Agreement after the end of the survival period specified in this Section 5.2 unless the Vendors have provided written notice of their claim regarding the representations and warranties before the end of the specified survival period specified in this Section 5.2, in which case liability for such claim will survive and continue in full force and effect until the final determination of such claim.

ARTICLE VI
COVENANTS OF THE PARTIES

6.1	Access

(a)	During the Interim Period, the Vendors shall, or shall cause the Corporation to:

(i)
upon reasonable notice from the Purchaser, give the Purchaser and its Representatives, lenders, potential lenders, and insurers or potential insurers, during normal business hours, access to inspect all Owned Real Property, Leased Premises, all other premises used in the Business, and all Assets, Contracts, Corporate Records, books and other documents and data related to the Corporation as the Purchaser or any of its Representatives may reasonably request;

(ii)
provide copies to the Purchaser and its Representatives, lenders, potential lenders, and insurers or potential insurers, of all written Contracts, Tax Returns, Financial Statements, information regarding employees, customers and suppliers, and all such additional financial, operating and other information, in each case related to the Corporation, as the Purchaser or any of its Representatives may reasonably request to make a thorough examination of the Corporation, its Business, Assets and operations;

(iii)
have senior management and key personnel of the Corporation available to respond to inquiries from the Purchaser during normal business hours, provided that the Vendors shall cause contact with senior management and key personnel to be facilitated by the Corporation through Mr. Bernie Moore, its CEO and President; and

(iv)
upon request of the Purchaser, execute, or cause to be executed, such consents and authorizations as may be necessary to enable the Purchaser and its Representatives to obtain access to all records, search results and information maintained by any Governmental Authority in respect of the Corporation’s Business, Owned Real Property, Leased Premises, Assets, liabilities and Taxes.

6.2	Conduct of Business During the Interim Period

(a)	During the Interim Period, the Vendors shall, and shall cause the Corporation to, operate the Business in the Ordinary Course, and without limiting the generality of the foregoing, do the following:

(i)	maintain all of the Assets in the same condition as they now exist, ordinary wear and tear excepted;

(ii)
maintain all of the Corporate Intellectual Property in the same condition as it now exists, and in order that no portion thereof ceases to be current, enforceable or in good standing during the Interim Period;

(iii)	maintain the Corporation's books, records and accounts in the Ordinary Course;

(iv)	manage the Inventory of the Business in order to continue carrying on the Business in the Ordinary Course;

(v)
take all Ordinary Course action to preserve the Business and the goodwill of the Corporation and its relationships with customers, suppliers, landlords, creditors and others having business dealings with it, to maintain, to the extent commercially reasonable, in full force and effect all Contracts to which the Corporation is a party, and take all other action reasonably requested by the Purchaser in order that the Business and the Condition of the Corporation will not be impaired during the Interim Period;

(vi)	take all Ordinary Course actions to keep available the services of its present officers and employees;

(vii)	ensure that the Corporation performs and complies with all of its contractual obligations under all Contracts and complies with all Authorizations;

(viii)	ensure that the Corporation does not sell or otherwise dispose of (or pledge as security) any of its Assets, except Inventory in the Ordinary Course;

(ix)	maintain adequate levels of Working Capital to carry on the Business in the Ordinary Course;

(x)	ensure that the Corporation does not create, incur or assume any long-term debt (including obligations in respect of leases) or create any Encumbrance upon any of its Assets;

(xi)
ensure that the Corporation does not create any guarantees or otherwise become liable for the obligations of any other Person or makes any loans or advances to any Person, other than in favour of or on behalf of the Subsidiaries in the Ordinary Course;

(xii)	with the exception of bonuses to be paid in favour of certain employees of the Corporation and Subsidiaries in contemplation of the Closing, ensure that the

Corporation does not increase or promise to increase, in any manner, the compensation or employee benefits of any of its directors, officers or employees, or pay or agree to pay to any of its directors, officers or employees any pension, severance or termination amount or other employee benefit not required by any of the Benefit Plans and programs described in the Disclosure Letter;

(xiii)	keep in full force and effect all of the current insurance policies of the Corporation;

(xiv)	collect and manage Accounts Receivable and pay and manage accounts payable in the Ordinary Course;

(xv)	ensure that the Corporation does not redeem or repurchase any shares in its share capital;

(xvi)
take all actions in the Ordinary Course and within its commercially reasonable control to ensure that the representations and warranties of the Vendors in Article III remain true and correct at the Closing Time, with the same force and effect as if such representations and warranties were made at and as of the Closing Time;

(xvii)	subject to Laws, confer with the Purchaser concerning operational matters of a material nature;

(xviii)
use its commercially reasonable efforts in the Ordinary Course to retain possession and control of the Assets and preserve the confidentiality of any confidential or proprietary information of the Business or Corporation; and

(xix)
deliver to the Purchaser, as soon as they become available, true, correct and complete copies of any material reports or statements required to be filed by the Corporation or its Subsidiaries with any Governmental Authority subsequent to the date hereof.

(b)
Without limiting the generality of the foregoing, during the Interim Period the Vendors will not, except with the prior written consent of the Purchaser, not to be unreasonably withheld, allow the Corporation to:

(i)	enter into any agreement with respect to the Business, except agreements made in the Ordinary Course and which involve financial obligations of less than $100,000 per annum;

(ii)	terminate or waive any right of substantial value to the Business;

(iii)	make any payments of whatsoever nature outside of the Ordinary Course to the Vendors or any of their Affiliates; provided that the payment of dividends shall be expressly permitted;

(iv)	make any capital expenditure or commitment to do so which individually or in the aggregate would exceed $100,000;

(v)	sell material Assets outside of the Ordinary Course;

(vi)	cause the Corporation to incur any increase in Third Party Debt or Related Party Obligations prior to Closing Time;

(vii)	make any material change with respect to any method of management, operation or accounting in respect of the Business;

(viii)	remove the auditor or any director of the Corporation;

(ix)	hire or terminate the employment of: (A) any officer of the Corporation; (B) any employee of the Corporation with a base compensation of$100,000 or more; or (C) any group of employees;

(x)	compromise or settle any litigation, proceeding or investigation by an Governmental Authority relating to the Assets, the Business or Corporation; or

(xi)	authorize, agree, or otherwise commit, whether or not in writing, to do any of the foregoing.

6.3	Notice of Untrue Representation or Warranty or Material Adverse Change
During the Interim Period, the Vendors shall promptly advise the Purchaser in writing of:

(a)	any facts that come to their attention that would cause any of the representations and warranties made by them in this Agreement to be untrue in any material respect;

(b)
any Material Adverse Change in the Condition of the Business, or any threatened occurrence of any event or condition that could result in or could reasonably be expected to result in a Material Adverse Change; or

(c)	an occurrence of any material damage or loss of any Asset.

6.4	Actions to Satisfy Closing Conditions
During the Interim Period, the Vendors and Purchaser shall take all actions within their power to control to satisfy and fulfill the conditions set out in Section 7.1 and Section 7.3.

6.5	Transfer of Purchased Shares
At or before the Closing Time, the Vendors shall cause all necessary steps and proceedings to be taken in order to permit the Purchased Shares to be duly and regularly transferred to the Purchaser at Closing.

6.6	Request for Consents
Prior to Closing, the Vendors shall use their commercially reasonable efforts to obtain or provide, as the case may be, all consents, approvals and notices required pursuant to all Contracts to which the Corporation is a party in order to successfully complete the Acquisition, including the consents, approvals and notices set out in Section 3.7 of the Disclosure Letter and all other consents and approvals in compliance with all Laws. Such consents, approvals and notices will be upon such terms as are acceptable to the Purchaser, acting reasonably. To the extent any such consents or approvals are not obtained prior to Closing, the Vendors will use their commercially reasonable efforts, with the cooperation of the Purchaser, to obtain such consents and approvals as soon as is reasonably possible after Closing. The Vendors shall also use their commercially reasonable efforts to assist the Purchaser with filing all necessary applications and transferring or obtaining all necessary Environmental Permits.

6.7	Transfer of Personal Information

(a)	The Vendors covenant and agree to:

(i)	before the Closing, disclose the Transferred Information to the Purchaser solely as may be needed to enable the Purchaser to review and complete the Acquisition;

(ii)
after the Closing, to collect, to use and disclose the Transferred Information only for those purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates or for the completion of the Acquisition; and

(iii)
to advise the Purchaser: (A) of all purposes for which the Transferred Information was initially collected from or in respect of the individual to whom such Transferred Information relates; (B) of all additional purposes for which the Transferred Information has been collected, used or disclosed; and (C) of all instances where the Vendors have not provided such notices or obtained such consents as are required by Law in respect of such information or such purposes.

(b)	The Purchaser covenants and agrees to:

(i)	prior to the Closing, collect, use and disclose the Transferred Information solely for the purpose of reviewing and completing the Acquisition, including the determination to complete the Acquisition;

(ii)	prior to and after the Closing, to protect the Transferred Information by security safeguards that are appropriate to the sensitivity of the Transferred Information;

(iii)
after the Closing, to collect, use and disclose the Transferred Information only for those purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates or for the completion of the Acquisition;

(iv)
after the Closing, where and in the manner required by Law, notify affected individuals that the Acquisition has been completed and that their Personal Information has been disclosed and transferred to another organization; and

(v)	to return or destroy the Transferred Information in the custody of or under the control of the Purchaser if the Acquisition is not completed.

6.8	Confidentiality
After the Closing, the Vendors shall hold, and shall use their commercially reasonable efforts to cause their Representatives to hold, in confidence any and all information, whether written or oral, concerning the Corporation and the Business, except to the extent that the Vendors can show that such information is generally available to and known by the public through no fault of any of the Vendors or any of their respective Representatives. If any of the Vendors or any of their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the Vendors (or any one of them) shall:

(a)	promptly notify the Purchaser in writing of their obligation to disclose;

(b)	disclose only that portion of information that they are legally required to disclose in the opinion of their legal counsel; and

(c)
at all times cooperate with the Purchaser to permit the Purchaser, at its sole expense, to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information by the recipients thereof.

6.9	Escrow Agreement
Following the Closing, the Vendors and Purchaser will comply with, and will, to the extent that it is within the control of the Vendors or the Purchaser, respectively, cause the Escrow Agent to pay amounts out of the Escrow Agreement in accordance with the provisions of such agreement.

6.10	Tax Returns
The Vendors, at their sole expense (to the extend not already reflected in Current Liabilities as an expense accrued prior to the Financial Adjustment Time), with the full assistance and cooperation of the Corporation’s management, shall prepare and the Purchaser shall file, on behalf of the Corporation, all Tax Returns of the Corporation for the taxable periods ending on or before the Closing Date. The Purchaser shall prepare and file, on behalf of the Corporation, all Tax Returns of the Corporation for all taxable periods ending after the Closing Date. The Vendor shall provide draft copies of the Tax Returns to the Purchaser not less than 30 days in advance of the filing date for those Tax Returns to give the Purchaser an opportunity to review and comment on each Tax Return (to the extent that such Tax Return could affect any obligations of the Purchaser, under this Agreement or otherwise), such review to be at the Purchaser’s sole expense. The Purchaser shall provide any comments on the Tax Returns no later than that day that is 15 days prior to the filing day of the Tax Returns and the Vendor will take into account, acting reasonably, the Purchaser’s comments in respect of such Tax Returns before providing such completed Tax Returns to the Purchaser for filing in advance of the filing date for those Tax Returns. Notwithstanding any other provision hereof, the Purchaser agrees not to file any amended Tax Return for any period up to the Closing Date in respect of the Corporation or any of its Subsidiaries, and to not take any filing position in filing any subsequent Tax Return that has the result of increasing the tax liability of any such Person for any period up to the Closing Date without the prior consent of the Vendor, acting reasonably and in good faith.

6.11	Canadian Real Property
The Vendors covenant to cause the Canadian Real Property to be transferred by WPP to the Purchaser at Closing in accordance with the terms of the Real Property Agreement and to cause WPP to confirm that the Canadian Real Property has been transferred to the Purchaser at Closing free and clear of all Encumbrances other than Permitted Encumbrances as soon as possible and in any event no later than the Outside Date.

6.12	R&W Insurance Policy
The Purchaser will use commercially reasonable efforts to obtain representation and warranty insurance (the "R&W Insurance Policy") concurrently with the execution of this Agreement that substantially conforms to the R&W Insurance Terms described in Section 6.11 of the Disclosure Letter. The entire cost of the R&W Insurance Policy shall be borne exclusively by the Purchaser.

6.13	Commercial General Liability Insurance
Purchaser will ensure that it has in place, on Closing, commercially adequate commercial general liability coverage at Closing for the sole account of the Purchaser.

6.14	Non-Competition Agreements
At or before the Closing Time, the Vendors will cause the Non-Competition Agreements to be executed and delivered to Purchaser.

6.15	Board Representation
Purchaser covenants and agrees to appoint either Harold Roozen or Bernie Moore to the Board of Directors of the Corporation (or any successor corporation) at Closing.

6.16	Interim Financial Statements
Vendors will update the Interim Financial Statements to include the one-month periods ended August 31, 2017 and September 30, 2017 and every completed month thereafter until the Closing Date. Such updated Interim Financial Statements will be delivered to Purchaser within 15 Business Days following the last day of the applicable month.

6.17	Financing Cooperation
Vendors shall use their commercially reasonable efforts to provide, and shall cause the Corporation, its Subsidiaries and their respective representatives and the representatives of the Vendors to use commercially reasonable efforts to provide, such reasonable cooperation in connection with the arrangement of the Financing as may be reasonably requested by Purchaser, including its commercially reasonable efforts to (i) participate (and use commercially reasonable efforts to cause members of senior management of the Corporation to participate), to the extent customary and reasonable and not unreasonably interfering with the Business, in meetings, presentations and due diligence sessions with the Financing Sources and actual and prospective lenders and financing sources and sessions with rating agencies, (ii) assist Purchaser and the Financing Sources in the preparation of (A) a customary confidential information memorandum and for any portion of the Financing (and furnishing customary authorization letters (containing customary representations, including the customary representation that the information provided by the Vendors and/or the Corporation for inclusion in any confidential information memorandum or lender presentation does not include material non-public information about the Corporation and its Subsidiaries, and designating the information provided by the Vendors and/or the Corporation for presentation to the Financing Sources as suitable to be made available to lenders who do not wish to receive material non-public information) in connection therewith, executed on behalf of the Corporation and without personal liability to such Persons), (B) materials for rating agency presentations and (C) bank information memoranda, bank syndication materials and similar documents required in connection with arranging the Financing, in each case to the extent customary and reasonable and not unreasonably interfering with the Business, (iii) provide reasonable and customary cooperation with the marketing efforts of Purchaser and the Financing Sources for any portion of the Financing to the extent not unreasonably interfering with the Business, (iv) assist with the preparation of and providing information necessary for completion of the schedules to, and cooperating with (and not impeding) the execution of, any pledge and security documents, any financing agreement and other definitive financing documents (in each case, with respect to any such execution, solely with respect to individuals who are employees of the Corporation or any of its Subsidiaries (such individuals, “Continuing Employees”) and are executing such documentation on behalf of, and in the capacity as an officer or director of, the legal entities constituting the Corporation and its Subsidiaries, and without personal liability to such Continuing Employees, and not, for the avoidance of doubt, in his or her capacity as an officer of any Vendor, with such documentation effective with and subject to the occurrence of the Closing) and other customary matters, secretary’s certificates, closing certificates, notices and other documentation that is customarily required for the closing of a financing such as the Financing (in each case on behalf of, and executed by a Continuing Employee in the capacity as an officer or director of the Corporation or a Subsidiary and without personal liability to such Continuing Employee), (v) facilitate the pledging of the assets of the Corporation and its Subsidiaries, in each case to be effective only upon and after Closing (including assisting with the execution, preparation and delivery of original stock certificates (or local equivalents) and other certificated securities of the Corporation and its Subsidiaries that are pledged under the Financing and original stock powers executed in blank (or local equivalents) to the lenders in respect of the Financing (including providing copies thereof prior to the Closing Date) on or prior to the Closing Date) and taking reasonable steps necessary to permit the Financing Sources to evaluate the assets of the Corporation and its Subsidiaries for purposes of establishing collateral arrangements to the extent customary and not unreasonably interfering with the Business, provided that no pledge shall be effective until the Closing and the delivery of any such original stock certificates and other certificated securities and original stock powers shall be delivered in escrow pending release at Closing, (vi) furnish Purchaser and the Financing Sources at least six Business Days prior to the Closing Date all documentation and other information as reasonably requested in writing at least nine Business Days prior to the Closing Date by the Financing Sources that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, (vii) cooperating with the Financing Sources’ due diligence investigation, to the extent customary and reasonable and not unreasonably interfering with the Business; and (viii) assist the Purchaser in satisfying the conditions precedent set forth in the Financing Commitment Letter (as in effect on the date of this Agreement) to the extent satisfaction thereof requires the cooperation, and is within the control, of any Vendor, the Corporation, its Subsidiaries or their respective representatives, to the extent such cooperation is reasonable and does not unreasonably interfere with the Business.

6.18	Amalgamation
The Purchaser agrees to amalgamate with the Corporation immediately following Closing.

6.19	Severance Obligations
The Purchaser acknowledges that during the Interim Period it intends to present employment agreements to the employees included in Sections 1.1D and 1.1E of the Disclosure Letter, which are intended to govern their employment relationships with the Corporation or its successor subsequent to the Closing. The Purchaser acknowledges and agrees that such agreements are to be on terms substantially similar to the current employment terms governing such employees’ employment by the Corporation (and EmployeeCo prior to its amalgamation with the Corporation) and for an indefinite term for all employees other than for the employees included in Section 1.1D of the Disclosure Letter. The Purchaser acknowledges that it will be responsible for all severance obligations arising in relation to the new employment agreements, other than with respect to Bernie Moore (and, for clarity, the Aircraft Employees), after the Closing or at any time resulting from any change to any such employee’s employment terms determined or alleged to have arisen as a consequence of the presentation or entry into of such new employment agreements.

6.20	No Actions Taken to Affect the Bump
Subsequent to execution of this Agreement, the Vendors shall not take any of the following actions or enter into any of the following transaction, which could reasonably be expected to have the effect of materially reducing or eliminating the amount of the tax cost “bump” available to the Purchasers pursuant to paragraphs 88(1)(c) and (d) of the Tax Act: (i) either of the Vendors acquiring any of the assets owned by the Corporation on the Closing Date; (ii) acquiring property that derives its value from property owned by the Corporation on the Closing Date; or (iii) acquiring shares of the Purchaser or any of its Affiliates; where such acquisition could reasonably be considered part of the same series of transactions that involves the sale of the Vendor Shares pursuant to this Agreement; and the Vendors agree to comply with any subsequent reasonable request to not take specific actions or not enter into specific transactions, where the effect of such actions or transactions might reasonably be expected to have such adverse effect on the tax cost “bump”.
ARTICLE VII
CONDITIONS

7.1	Conditions to the Obligations of the Purchaser
The obligation of the Purchaser to complete the transactions contemplated in this Agreement is subject to the following conditions being fulfilled or performed at or before the Closing Time:

(a)
Accuracy of Representations and Warranties. The representations and warranties of the Vendors contained in this Agreement and in any Ancillary Agreement will be true and accurate in all material respects on the date hereof and at the Closing Time in all material respects with the same force and effect as though such representations and warranties had been made as of the Closing Time (or, if made as of a particular date, as of such date). Each of the Vendors will have executed and delivered to the Purchaser a certificate in such form as Vendors' Counsel and Purchaser's Counsel agree confirming that the facts with respect to each representation and warranty of the Vendors made under this Agreement and any Ancillary Agreements, as applicable, are true and correct in all material respects at the Closing Time.

(b)
Performance of Covenants. The Vendors will have fulfilled, performed or complied with, or caused the Corporation to fulfill, perform or comply with all covenants and obligations contained in this Agreement and in any Ancillary Agreement required by them to be fulfilled, performed or complied with at or before the Closing Time. Each of the Vendors will have executed and delivered to the Purchaser a certificate to that effect.

(c)
Consents. All consents, approvals and notices set out in Section 3.7 of the Disclosure Letter will have been obtained or given by the Vendors, as the case may be, and delivered to the Purchaser on terms acceptable to the Purchaser, acting reasonably, and all such consents, notices and approvals will be in full force and effect as at the Closing Time.

(d)
Authorizations. All Authorizations, notifications and filings set out in Section 3.6 of the Disclosure Letter will have been obtained or given by the Vendors, as the case may be, and delivered to the Purchaser on terms acceptable to the Purchaser, acting reasonably, and all such Authorizations, notifications and filings will be in full force and effect as at the Closing Time.

(e)
Closing Deliverables. The Vendors will have executed and delivered to the Purchaser at Closing the documents set out in Section 8.2(a), and will have used their commercially reasonable efforts to cause to be executed and delivered to the Purchaser at Closing the documents set out in Section 8.2(b) in form satisfactory to the Purchaser, acting reasonably.

(f)
No Legal Action or Proceedings. No order, decision or ruling of any Governmental Authority will have been made, and no action or proceeding will be pending or threatened which, in the opinion of Purchaser's Counsel, is likely to result in an order, decision or ruling to disallow, enjoin or prohibit the purchase and sale of the Purchased Shares contemplated by this Agreement or the Employee Share Agreements or the right of the Purchaser to own the Purchased Shares.

(g)	Material Adverse Change. As of the Closing Date, no Material Adverse Change will have occurred in connection with the Corporation's Assets, Business or Condition.

(h)	Sale of Aircraft. The Corporation will have disposed of all of its interest in and to the 1998 Dessault Falcon 50EX aircraft, serial number 50-270 (the "Aircraft").

(i)	Employee Retention. Arrangements reasonably satisfactory to the Purchaser shall have been made for the retention of the Key Employees.

(j)	Shareholder Loans Receivable. The Vendors’ shareholder loans receivable shall have been satisfied prior to Closing with the proceeds of dividends paid by the Corporation.

(k)	Operation of Business. The Business of the Corporation having been conducted in the Ordinary Course consistent with past practice from the date of execution of this Agreement through the Closing Date.

(l)
Canadian Real Property. WPP shall have transferred the Canadian Real Property to the Purchaser at Closing and confirm it to be free and clear of all Encumbrances, other than Permitted Encumbrances, in accordance with Section 2.10.

(m)
Delivery of FY17 Audited Financial Statements. The Vendors’ and the Corporation will deliver the FY17 Audited Financial Statements at or prior to Closing, which will not materially differ from the FY17 Unaudited Financial Statements. Failing delivery of the FY17 Audited Financial Statements at or prior to Closing, the Vendors’ and its independent auditor will represent and warrant that, to the best of its respective knowledge, no facts or circumstances exist which will cause the FY17 Audited Financial Statements to materially differ from the FY17 Unaudited Financial Statements.

(n)	Nisku Lease. The Corporation’s lease of premises located in Nisku Alberta from WPP shall have been terminated with effect not later than the Closing Date.

7.2	Waiver or Termination by Purchaser Upon Unfilled Condition
If any conditions in Section 7.1 have not been fulfilled at or before the Closing Time or if any such condition is or becomes impossible to satisfy, other than as a result of the failure of the Purchaser to comply with its obligations under this Agreement, then the Purchaser in its sole discretion may, without limiting any rights or remedies available to the Purchaser at law or in equity, either:

(a)	terminate this Agreement by notice to the Vendor, as provided in Section 10.1(b); or

(b)	waive compliance with any such condition without prejudice to its right of termination in the event of non-fulfilment of any other condition.

7.3	Conditions to the Obligations of the Vendors
The obligation of the Vendors to complete the transactions contemplated in this Agreement are subject to the following conditions being fulfilled or performed at or before the Closing Time:

(a)
Accuracy of Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement or in any Ancillary Agreement will be true and accurate in all material respects on the date hereof and at the Closing Time in all material respects with the same force and effect as though such representations and warranties had been made as of the Closing Time (or, if made as of a particular date, as of such date). The Purchaser will have executed and delivered to the Vendors a certificate in such form as Vendors' Counsel and Purchaser's Counsel reasonably agree confirming that the facts with respect to each representation and warranty of the Purchaser made under this Agreement and any Ancillary Agreement, as applicable, are true and correct in all material respects at the Closing Time.

(b)
Performance of Covenants. The Purchaser will have fulfilled, performed or complied with all covenants contained in this Agreement and in any Ancillary Agreement required by it to be fulfilled, performed or complied with at or before the Closing Time, and the Purchaser will have executed and delivered a certificate to that effect.

(c)	Closing Deliverables. The Purchaser will have executed and delivered to the Vendors at Closing the documents set out in Section 8.2(c) in form satisfactory to the Vendors, acting reasonably.

(d)
No Legal Action or Proceedings. No order, decision or ruling of any Governmental Authority will have been made, and no action or proceeding will be pending or threatened which, in the opinion of Vendors' Counsel, is likely to result in an order, decision or ruling, to disallow, enjoin or prohibit the purchase and sale of the Purchased Shares contemplated under this Agreement or the Employee Share Agreements.

(e)	Financing. The Purchaser shall have completed all requisite Financing.

7.4	Waiver or Termination by Vendors Upon Unfilled Condition
If any conditions in Section 7.3 have not been fulfilled at or before the Closing Time or if any such condition is or becomes impossible to satisfy, other than as a result of the failure of the Vendors to comply with its obligations under this Agreement, then the Vendors in their sole discretion may, without limiting any rights or remedies available to the Vendors at law or in equity, either:

(a)	terminate this Agreement by notice to the Purchaser, as provided in Section 10.1(c); or

(b)	waive compliance with any such condition without prejudice to its right of termination in the event of non-fulfilment of any other condition.
ARTICLE VIII
CLOSING PROCESS AND DELIVERABLES

8.1	Date, Time and Place of Closing
The closing of the Acquisition will occur at the Closing Time at the offices of the Purchaser's Counsel at 4500 Bankers Hall East, 855 – 2nd Street SW, Calgary, Alberta, T2P 4K7 or at such other place or in such other manner as the Parties may agree in writing (the "Closing"). The Closing will be effective as of the Closing Time.

8.2	Closing Deliverables

(a)	At or before the Closing Time, the Vendors shall execute and deliver, or cause to be executed and delivered, to the Purchaser the following in form satisfactory to the Purchaser, acting reasonably:

(i)
share certificates representing the Purchased Shares accompanied with duly executed share transfer forms or duly issued share certificates representing the Purchased Shares in the name of the Purchaser, in either case, together with security registers evidencing that the Purchaser is the sole holder of the Purchased Shares;

(ii)
certified copies of: (A) the articles, by-laws and other constating documents of the Corporation; and (B) all necessary director and shareholder resolutions, authorizations and proceedings of the Vendors and the Corporation that are required to be taken or obtained to permit the valid transfer and registration of the Purchased Shares to and in the name of the Purchaser and the completion of such other transactions contemplated in this Agreement and the Ancillary Agreements, as applicable;

(iii)
a certificate of status, compliance, good standing or like certificate with respect to the Corporation issued by the appropriate government official of the jurisdiction of its formation and of each jurisdiction in which the Corporation carries on business as set out in Section 3.1 of the Disclosure Letter;

(iv)	the certificates referred to in Section 7.1(a) and Section 7.1(b);

(v)	the executed Non-Competition Agreements;

(vi)	the executed Escrow Agreement;

(vii)	a duly executed resignation of each of the directors of the Corporation as the Purchaser may specify in writing at least five Business Days before Closing;

(viii)	a duly executed release of claims in favour of the Corporation from each of the Vendors;

(ix)	discharges of all guarantees granted by the Corporation in respect of obligations of the Vendors or any of their Affiliates;

(x)	confirmation, to the satisfaction of the Purchaser, that all amounts owing by the Vendors and any of their Affiliates to the Corporation have been paid in full; and

(xi)
the minute book and corporate seal (if any) of the Corporation and all other books and records of, or documents relating to, the Corporation, its Assets and the Business including all accounting and Tax records, returns, forms and elections and relevant working papers and files and data in the possession of the Vendors or any other third party on behalf of the Corporation, Vendors that were not previously delivered to the Purchaser; and

(xii)	such other documents or items that are customary in similar transactions to those described in this Agreement and that may be reasonably requested by Purchaser's Counsel.

(b)	At or before the Closing Time, the Vendors shall use their best efforts to cause to be executed and delivered to the Purchaser the following in form satisfactory to the Purchaser, acting reasonably:

(i)
evidence of discharge of all Encumbrances (other than Permitted Encumbrances) and/or payout letters in forms satisfactory to the Purchaser with respect to the amounts required to repay in full all Third Party Debt and Related Party Obligations, together with wire transfer instructions;

(ii)
an estoppel certificate from each lessor under each of the Real Property Leases, if required, and copies of any non-disturbance agreements with mortgagees of the Leased Premises, as the Purchaser may require; and

(iii)	such other documents or items that are customary in similar transactions to those described in this Agreement and that may be reasonably be requested by Purchaser's Counsel.

(c)	At or before the Closing Time, the Purchaser shall deliver, or cause to be delivered to the Vendors the following in form satisfactory to the Vendors, acting reasonably:

(i)
certified copies of resolutions of the directors of the Purchaser as may be required in order to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements, as applicable, by the Purchaser;

(ii)	the certificates referred to in Section 7.3(a) and 7.3(b);

(iii)	the executed Non-Competition Agreements;

(iv)	the executed Escrow Agreement;

(v)	the Purchase Price as contemplated by Sections 2.2 and 2.3; and

(vi)	such other documents or items that are customary in similar transactions to those described in this Agreement and that may be reasonably requested by Vendors' Counsel.
ARTICLE IX
INDEMNIFICATION

9.1	Indemnity by the Vendors

(a)
Each of the Vendors agrees to severally indemnify and hold harmless the Purchaser's Indemnified Parties from and against any Losses and Legal Proceedings incurred or suffered by the Purchaser's Indemnified Parties, directly or indirectly, as a result of, in respect of or arising out of:

(i)
any breach or failure to perform or fulfill any covenant or obligation on the part of the Vendors (or any of them) contained in this Agreement or in any document given by them in order to carry out the transactions contemplated by this Agreement;

(ii)
any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by the Vendors contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated by this Agreement; and

(iii)	all costs and expenses including legal fees, charges and incidental to or in respect of the foregoing.

(b)	The obligations of indemnification by the Vendors pursuant to paragraph (a) of this Section will be subject to the following:

(i)	the provisions of Section 5.1 with respect to the survival of the representations and warranties by the Vendors; and

(ii)	the provisions of Sections 9.3, 9.4 and 9.5.

9.2	Indemnity by the Purchaser

(a)
The Purchaser agrees to indemnify and hold harmless the Vendors' Indemnified Parties from and against any Losses and Legal Proceedings incurred or suffered by the Vendors' Indemnified Parties as a result of, in respect of or arising out of:

(i)
any breach or failure to perform or fulfill any covenant or obligation on the part of the Purchaser contained in this Agreement or in any document given by the Purchaser in order to carry out the transactions contemplated by this Agreement;

(ii)
any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by the Purchaser contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated by this Agreement; and

(iii)	all costs and expenses including legal fees, charges and incidental to or in respect of the foregoing.

(b)	The obligations of indemnification by the Purchaser pursuant to paragraph (a) of this Section will be subject to the following:

(i)	the provisions of Section 5.2 with respect to the survival of the representations and warranties by the Purchaser; and

(ii)	the provisions of Sections 9.4 and 9.5.

9.3	Limitations to Indemnity by the Vendors

(a)
Subject to Sections 9.3(b) and 9.3(c), no claim may be made pursuant to Section 9.1(a)(ii) against the Vendors and Purchaser's exclusive remedy for such claims shall be limited to claiming under the R&W Insurance Policy.

(b)	Section 9.3(a) will not apply to limit any liability in respect of:

(i)	any matters referenced in Section 9.4(c) hereof;

(ii)	a breach of any of the Fundamental Representations and Warranties;

(iii)	a breach of covenants under this Agreement;

(iv)	a breach of any obligation under this Agreement other than Section 9.1(a)(ii);

(c)
Notwithstanding anything herein to the contrary, Vendors’ fraud, willful misconduct or intentional breach of any obligation or provision of this Agreement shall not be limited by any de minimus threshold or liability cap set out in this Agreement.

9.4	Other Limitations on Liability

(a)	The Parties shall use commercially reasonable efforts to mitigate its Losses in respect of any Indemnity Claim hereunder, including by making insurance claims on insurance policies.

(b)	Subject to Section 9.4(c):

(i)
no Party shall have any liability to any Indemnified Party for any matter identified in Section 9.3(b) to the extent of any insurance proceeds (including insurance proceeds from commercial general liability insurance or the R&W Insurance Policy) actually received by such Indemnified Party with respect to such damages, net of any deductible and costs of collection and any increase in the annual insurance premium of said insurance policies for any subsequent period resulting from the filing and collection of such insurance claim;

(ii)
no Party shall have any liability to any Indemnified Party for any matter identified in Section 9.3(b) to the extent of any net tax benefit actually obtained in the year the damages are incurred or in the immediately succeeding tax year by the Indemnified Party as a result of the damages giving rise to the claim hereunder;

(iii)
no Party shall have any liability in favour of any Indemnified Party for claims constituting punitive damages or criminal or civil fines or penalties; provided, however, this exclusion shall not apply to (terms capitalized in this Section 9.4(b)(iii) but not otherwise defined in this Agreement shall have the meaning in the R&W Policy):

(A)	the extent such damages or fines or penalties are insurable by applicable law of the Most Favorable Jurisdiction;

(B)	the extent such damages or fines or penalties are awarded or assessed against the Insureds in connection with a Third Party Demand pursuant to:

(1)	a final settlement consented to in writing by the Insurer (not to be unreasonably withheld, conditioned or delayed) in accordance with Section V of the R&W Policy; or

(2)
a final non-appealable: (1) order of a governmental or regulatory authority; (2) judgment of a court of competent jurisdiction; or (3) award of an arbitrator, arbitration panel or similar adjudicative body; and

(C)	related Defense Costs.

(iv)
no claim may be made against the Vendors for any matter identified in Section 9.3(b) until the aggregate of all Qualifying Claims exceeds $2,600,000, in which event the Vendor shall be required to pay or be liable for the excess amount of such claims, only;

(v)	the maximum, combined liability of the Vendors under this Agreement will be limited to $2,000,000; and

(vi)
no claim may be made against the Vendors by the Purchaser in respect of product liability claims against the Corporation, resulting from a defect in or failure to perform or deliver any products, service or work, as more specifically described in Section 3.49(b) hereof, except to the extent that such product liability claims were known to the Corporation or the Vendors on the date hereof, but were not disclosed in Section 3.49 of the Disclosure Letter; and regardless of whether any such product liability claim, that becomes known to the Corporation or the Vendors after the date hereof, arises before or after Closing.

(c)
Notwithstanding anything herein to the contrary, each of the Vendors agrees to severally indemnify and hold harmless the Purchaser's Indemnified Parties from and against any Losses and Legal Proceedings, including attorneys’ fees (except where noted), incurred or suffered by the Purchaser's Indemnified Parties, directly or indirectly, as a result of, in respect of or arising out of the following matters, which matters shall not be limited by any de minimus threshold, basket or liability cap set out in this Agreement:

(i)	the Hovey Litigation;

(ii)	any assessment for Taxes arising from:

(A)	the transactions undertaken in relation to the 2016 Reorganization;

(B)	the payments and reimbursements from CCI Partnership to EmployeeCo during the existence of the CCI Partnership;

(C)	the re-characterization of any investment transactions carried on by EmployeeCo from capital to income; or

(iii)
any penalties that may be assessed with respect to the BNAS 2011 Transaction by any Governmental Authority. For the avoidance of doubt, any attorneys’ fees and expenses incurred as a result of the BNAS 2011 Transaction will be for the sole account of Purchaser;

(iv)
any and all claims, fees, penalties and expenses related to the Corporations’ termination of employment of the employees listed in Section 9.4(c)(iv)of the Disclosure Letter (the "Aircraft Employees") in connection with the Closing and related sale of the Aircraft.

9.5	Provisions Relating to Indemnity Claims
The following provisions will apply to any claim by the Indemnified Parties (or any of them) for indemnification pursuant to Section 9.1 or Section 9.2 (an "Indemnity Claim"):

(a)
As soon as reasonably practicable after becoming aware of any matter that may give rise to an Indemnity Claim, the Indemnified Parties (or any of them) will provide to the Purchaser or the Vendors, as applicable (the "Indemnifying Party") written notice of the Indemnity Claim specifying (to the extent that information is available) the factual basis for the Indemnity Claim and the amount of the Indemnity Claim or, if an amount is not then determinable, an estimate of the amount of the Indemnity Claim if an estimate is feasible in the circumstances.

(b)
If an Indemnity Claim relates to an alleged liability of the Corporation to any other Person (a "Third Party Claim"), including any Governmental Authority, which is of a nature such that the Corporation is required by Law to make a payment to a Third Party before the relevant procedure for challenging the existence or quantum of the alleged liability can be implemented or completed, then the Indemnified Parties (or any of them) may, notwithstanding the provisions of paragraphs (c) and (d) of this Section, make such payment and immediately demand reimbursement for such payment from the Indemnifying Party in accordance with this Agreement. However, if the alleged liability to the Third Party, as finally determined upon completion of settlement negotiations or related legal proceedings, is less than the amount which is paid by the Indemnifying Party in respect of the related Indemnity Claim, then the Indemnified Parties (or any of them) shall, immediately following such final determination, pay to the Indemnifying Party the amount by which the amount of the liability as finally determined is less than the amount which is so paid by the Indemnifying Party.

(c)
The Indemnified Parties shall not negotiate, settle, compromise or pay (except in the case of payment of a judgment) any Third Party Claim as to which it proposes to assert an Indemnity Claim, except with the prior consent of the Indemnifying Party (which consent must not be unreasonably withheld, delayed or conditioned), unless there is a reasonable possibility that such Third Party Claim may materially and adversely affect the Business, the Condition of the Corporation or the Indemnified Parties (or any of them), in which case the Indemnified Parties will have the right, after notifying the Indemnifying Party, as applicable, to negotiate, settle, compromise or pay such Third Party Claim without prejudice to their rights of indemnification under this Agreement.

(d)
With respect to any Third Party Claim, if the Indemnifying Party first admits the right of the Indemnified Parties to indemnification for the amount of such Third Party Claim which may at any time be determined or settled, and except as contemplated by Section 9.5(f), then in any legal, administrative or other proceedings in connection with the matters forming the basis of the Third Party Claim, the following procedures will apply:

(i)
except as contemplated by subparagraph (iii) of this paragraph, the Indemnifying Party will have the right to assume carriage of the negotiation, settlement or compromise of the Third Party Claim and the conduct of any related legal, administrative or other proceedings, but the Indemnified Parties will have the right and will be given the opportunity to participate in the defense of the Third Party Claim, to consult with the Indemnifying Party in the settlement of the Third Party Claim and the conduct of related legal, administrative and other proceedings (including consultation with counsel) and to disagree on reasonable grounds with the selection and retention of counsel, in which case the Indemnifying Party shall retain counsel satisfactory to the Indemnifying Party and the Indemnified Parties;

(ii)
the Indemnifying Party will co-operate with the Indemnified Parties in relation to the Third Party Claim, will keep the Indemnified Parties fully advised with respect thereto, will provide the Indemnified Parties with copies of all relevant documentation as it becomes available, will provide the Indemnified Parties with access to all records and files relating to the defense of the Third Party Claim and will meet with representatives of the Indemnified Parties at all reasonable times to discuss the Third Party Claim; and

(iii)
notwithstanding subparagraphs (i) and (ii) of this paragraph, the Indemnifying Party will not settle the Third Party Claim or conduct any legal, administrative or other proceedings in any manner which could, in the reasonable opinion of the Indemnified Parties (or any of them), have a Material Adverse Change on the Business, the Condition of the Corporation or the Indemnified Parties (or any of them), except with the prior written consent of the Indemnified Parties.

(e)
If, with respect to any Third Party Claim, the Indemnifying Party does not admit the right of the Indemnified Parties to indemnification or declines to assume carriage of the negotiation, settlement or compromise of the Third Party Claim or of any legal, administrative or other proceedings relating to the Third Party Claim, then the following provisions will apply:

(i)
the Indemnified Parties (or any of them), at their discretion, may assume carriage of the settlement or of any legal, administrative or other proceedings relating to the Third Party Claim and may defend or settle the Third Party Claim on such terms as the Indemnified Parties (or any of them), acting in good faith, consider advisable; and

(ii)
any Losses incurred or suffered by the Indemnified Parties in connection with the settlement of such Third Party Claim or the conduct of any legal, administrative or other proceedings will be added to the amount of the Indemnity Claim.

(f)
If, with respect to any Third Party Claim, the Indemnified Party is the Purchaser, the Indemnifying Party is one or more of the Vendors and the Third Party Claim involves any customer, supplier, subcontractor, dealer, agent or distributor of the Business, then the following provisions will apply:

(i)
except as contemplated by subparagraph (iii) of this paragraph, the Purchaser will have the right to assume carriage of the compromise or settlement of the Third Party Claim and the conduct of any related legal, administrative or other proceedings, but the Vendors will have the right and will be given the opportunity to participate in the defense of the Third Party Claim, to consult with the Purchaser in the settlement of the Third Party Claim and the conduct of related legal, administrative and other proceedings (including consultation with counsel);

(ii)
the Purchaser will co‑operate with the Vendors in relation to the Third Party Claim, will keep the Vendors fully advised with respect thereto, will provide the Vendors with copies of all relevant documentation as it becomes available, will provide the Vendors with access to all records and files relating to the defense of the Third Party Claim and will meet with representatives of the Vendors at all reasonable times to discuss the Third Party Claim; and

(iii)
notwithstanding subparagraphs (i) and (ii) of this paragraph, the Purchaser will not settle the Third Party Claim except with the prior written consent of the Vendors, such consent not to be unreasonably withheld, delayed or conditioned.

9.6	Materiality
Subject to the provisions of Sections 9.1 through 9.5, in the case of an Indemnity Claim under Section 9.1 for a breach by the Vendors of a representation or warranty that is qualified by materiality or the requirement for a Material Adverse Change to the Corporation, the Purchaser will be entitled to claim the full amount of the Losses resulting from such breach without regard to the materiality or Material Adverse Change qualifier. However, for certainty, the determination of whether there has been a breach under Section 9.1 of a representation or warranty that is qualified by materiality or the requirement for a Material Adverse Change to the Corporation must be made having regard to the materiality or Material Adverse Change qualifier.
ARTICLE X
TERMINATION

10.1	Rights of Termination
This Agreement and the obligations of the Parties to complete the Acquisition may be terminated on or prior to Closing:

(a)	by the mutual written consent of the Vendors and the Purchaser;

(b)	by the Purchaser if:

(i)
there has been a material breach of any representation, warranty, covenant or agreement made by the Vendors under this Agreement and such breach has not been waived by the Purchaser or cured by the Vendor within 10 days of Vendor's receipt of written notice of such breach from the Purchaser; or

(ii)
any of the conditions set out in Section 7.1 have not been fulfilled by the Outside Date unless such failure is due to the Purchaser's failure to perform or comply with any of the covenants, agreements or conditions to be performed or complied with by it before the Closing Date;

(c)	by the Vendors if:

(i)
there has been a material breach of any representation, warranty, covenant or agreement made by the Purchasers under this Agreement and such breach has not been waived by the Vendors or cured by the Purchaser within 10 days of the Purchaser’s receipt of written notice of such breach from the Vendor; or

(ii)
any of the conditions set out in Section 7.3 have not been fulfilled by the Outside Date unless such failure is due to the Vendors' failure to perform or comply with any of the covenants, agreements or conditions to be performed or complied with by them before the Closing Date;

(d)	by the Vendors or Purchaser if:

(i)
if any Governmental Authority of competent jurisdiction has threatened to issue or issued any Law, permanent injunction, order, decree, ruling or other action that prohibits or restrains the consummation of the transactions contemplated by this Agreement; or

(ii)
the Closing has not occurred by the Outside Date, except however, the right to terminate this Agreement pursuant to this Section 10.1(d)(ii) will not be available to any Party if such Party's failure to fulfill any obligation under this Agreement causes or results in the Closing Date to not occur prior to the Outside Date.

10.2	Effect of Termination
If this Agreement is terminated pursuant to Section 10.1, all obligations of the Parties under this Agreement will terminate, except that each Party's obligations under Sections 2.4(b) (Deposit,) 6.7 (Transfer of Personal Information), 11.9 (Expenses), 11.10 (Successors and Assigns) and Article IX (Indemnification) will survive any termination of this Agreement.
Termination of this Agreement pursuant to Section 10.1 will not limit or impair any remedies and indemnities that any Party may have with respect to a breach, default or non-fulfillment by any other Party of its representations, warranties, covenants, conditions or obligations under this Agreement, except that if termination of this Agreement occurs in connection with Section 10.1(d)(ii) solely as a result of the Purchaser’s failure to obtain Financing, the Vendors’ sole and exclusive remedy against the Purchaser shall be the Deposit in accordance with Section 2.4(b)(i).
ARTICLE XI
GENERAL PROVISIONS

11.1	Announcements
No Party will issue a press release or make any other public announcement relating to this Agreement or the Acquisition unless the other Party provides its prior written approval of the content, timing and manner of such press release or public announcement (acting reasonably), or if required by Law. If a Party is required to publicly disclose the Acquisition or Agreement by Law (the "Required Disclosure"), then the Party making the Required Disclosure must consult with the other Party regarding the content of the Required Disclosure and provide the other Party no less than three Business Days to review and comment on the substance of the Required Disclosure prior to its publication or filing.

11.2	Further Assurances
At all times after the Closing Date, each Party, at its expense, shall promptly execute and deliver all such documents including additional conveyances, instruments, transfers, consents and other assurances, and do all such other acts and things as the other Parties, acting reasonably, may from time to time request be executed or done in order to better evidence, perfect or give effect to any provision of this Agreement or other document delivered pursuant to this Agreement or any of the respective obligations created or intended to be created by this Agreement.

11.3	Dispute Resolution and Submission to Jurisdiction
If any controversy or dispute (a "Dispute") arises with respect to this Agreement, the Ancillary Agreements (to the extent no choice of law is specified therein) or any transactions contemplated by this Agreement, the Dispute or Legal Proceeding must be brought in the Alberta Court of Queen's Bench in the City of Edmonton, and each Party irrevocably submits and agrees to attorn to the non-exclusive jurisdiction of that court. The Parties irrevocably and unconditionally waive any objection to the venue of any Dispute or Legal Proceeding in that court and irrevocably waive and agree not to plead or claim in that court that such Dispute or Legal Proceeding has been brought in an inconvenient forum.

11.4	No Shop
As and from the date hereof until the earlier of the November 30, 2017 and the Purchaser providing written notice to the Vendors that it does not intend to complete the Acquisition, none of the Vendors shall enter into negotiations with, accept or solicit any offer from or enter into any other agreement or understanding with any other Person relating to: the sale of any of the shares or Assets of the Corporation or its Business or any part thereof; the issue of any shares, options or securities in the capital of the Corporation; or the entering into of any joint venture, partnership, merger, arrangement or similar transaction.

11.5	Time of the Essence
Time is of the essence in the performance of the Parties' respective obligations under this Agreement.

11.6	Remedies Cumulative
Subject to the provisions of Sections 2.4(b)(i), 9.3 and 9.4 hereof, the rights and remedies of the Parties under this Agreement are cumulative and in addition and without prejudice to and not in substitution for any rights or remedies provided by Law. Any single or partial exercise by any Party of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such Party may be lawfully entitled for the same default or breach.

11.7	Notices

(a)
Mode of Giving Notice. Any notice, consent, determination or other communication required or permitted to be given under this Agreement (a "Notice") must be in writing and sent in one of the following ways to the applicable address set out below:

(i)
delivered personally to the applicable Party during normal business hours at the address set out below (a personally delivered Notice will be deemed to be received by the addressee when actually delivered);

(ii)
if an email address or facsimile number is provided in Section 11.7(b), sent by electronic transmission to the email address or facsimile number to the applicable Party set out below (any Notice so given will be deemed to have been received on the day of transmission if it is a Business Day and the Notice was transmitted prior to 5:00 p.m. (recipient time) on such day, or if later, the following Business Day);

(iii)	delivered by a prepaid courier service at the address set out below (such a Notice will be deemed to be received by the addressee when actually delivered); or

(iv)
sent by registered mail, postage prepaid, to the applicable Party (Notices so sent will be deemed to have been received by the addressee on the third Business Day following the date of mailing), except that in the event of an actual or threatened postal strike or other labour disruption that may affect the mail service in Alberta, Notices will not be mailed.

(b)	Addresses for Notice. The addresses of the Parties are as follows:

(i)	in the case of the Vendors:

Camary Holdings Ltd.
210 Riviera Plaza
5324 Calgary Trail NW
Edmonton, AB, T6H 4J8

Attention:	Mr. Robert Manning
Title:	President
Email:	rmanning2626@gmail.co,
Facsimile number:	780.438.2632

Rocor Holdings Ltd.
5 Whitemud Place NW
Edmonton, AB, T6H 5X4

Attention:	Mr. Harold Roozen
Title:	President
Email:	hroozen@ccithermal.com
Facsimile number:
and with a copy to:

Miller Thomson LLP
2700 Commerce Place
10155 – 102 Street NW
Edmonton, AB T5J 4G8

Attention:	Joseph W. Yurkovich, Q.C.
Email:	jyurkovich@millerthomson.com
Facsimile number:	780.424.5866

(ii)	in the case of the Purchaser:

2071827 ALBERTA LTD.
c/o Thermon Group Holdings, Inc.
100 Thermon Drive
San Marcos, Texas 78666

Email:	sarah.alexander@thermon.com

and with a copy to:

Bennett Jones LLP
4500, 855 – 2nd Street S.W.
Calgary, Alberta
T2P 4K7

Attention:	Brad D. Markel
Email:	markelb@bennettjones.com

(c)	Change of Address. Any Party may from time to time change its address under this Section by giving notice to all other Parties in the manner provided by this Section.

11.8	Counterparts
This Agreement may be executed and delivered in counterparts and may be delivered in original or electronic form, each of which when so executed and delivered will be deemed to be an original and when taken together, will constitute one and the same Agreement.

11.9	Expenses
Each of the Parties shall be responsible for all expenses incurred by it in connection with this Agreement, including fees of its respective legal, accounting, broker and other professional fees and payments to directors, officers and employees, retention payments and other change-of-control or similar payments or bonuses payable solely as a result of the Acquisition (the "Vendors’ Transaction Expenses" or the "Purchaser’s Transaction Expenses," as applicable).

11.10	Successors and Assigns
This Agreement will be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns. The rights and obligations of the Vendors under this Agreement may not be assigned or transferred without the prior written consent of the Purchaser. The rights and obligations of the Purchaser under this Agreement may not be assigned or transferred prior to Closing without the prior written consent of the Vendors, except that the Purchaser may assign its rights and obligations under this Agreement to an Affiliate of the Purchaser, to a lender or lenders as security for obligations owed to a lender or lenders without the consent of the Vendors, or to any Person that acquires all or substantially all of the property and assets of the Purchaser or acquires a majority of the Purchaser's issued and outstanding voting securities, whether by way of amalgamation, merger or otherwise.

11.11	Third-Party Beneficiaries
Other than pursuant to Article IX, nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the Parties and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. The consent of an Indemnified Party is not required for any amendment or waiver of, or other modification to, this Agreement or any Ancillary Agreement, including any rights of indemnification to which such Person may be entitled, except to the extend such Indemnified Person is a party to such agreement.

11.12	Entire Agreement
This Agreement constitutes the entire agreement between the Parties and supersedes all other agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written or express or implied, with respect to the subject matter of this Agreement, including the Letter of Intent, as amended or extended to the date hereof, except that the Confidentiality Agreement will continue in full force and effect in accordance with its terms. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided in this Agreement.

11.13	Waiver
No waiver of any default, breach or non-compliance under this Agreement will be effective unless in writing and signed by the Party to be bound by the waiver. No waiver will be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-observance or by anything done or omitted to be done by another Party. The waiver by a Party of any default, breach or non-compliance under this Agreement will not operate as a waiver of that Party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

11.14	Amendments
No modification or amendment to this Agreement may be made unless agreed to by the Parties in writing.

11.15	Severability
If any arbitrator or court of competent jurisdiction determines any provision of this Agreement or portion thereof to be illegal, invalid or unenforceable that provision or portion thereof will be severed from this Agreement without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

11.16	Non-Merger
Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties and other provisions contained in this Agreement will not merge on but will survive Closing. Closing will not prejudice any right of one Party against any other Party in respect of anything done or omitted under this Agreement or in respect of any right to damages or other remedies.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first written above.

CAMARY HOLDINGS LTD.		ROCOR HOLDINGS LTD.

Per:	/s/ Cathy Roozen	Per:	/s/ Harold A. Roozen
	Name: Cathy Roozen Title: President		Name: Harold A. Roozen Title: CEO & President

2071827 ALBERTA LTD.

Per:	/s/ Bruce Thames
Name: Bruce Thames Title: Director